UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SANGAMO BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2015

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sangamo BioSciences, Inc., a Delaware corporation (the “Company,” “Sangamo” or “we”), will be held on Monday, June 22, 2015, at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect eight (8) directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2016 or until their successors are duly elected and qualified;

2. To approve the amendment and restatement of the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) to, among other things, increase the number of shares of our common stock reserved for issuance under the 2013 Plan;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

4. To transact such other business as may properly come before the meeting.

In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, on or prior to May 6, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders. The Notice will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K. The Notice as well as the printed copy of proxy cards will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials

Only stockholders of record at the close of business on April 24, 2015, are entitled to notice of and to vote at the Annual Meeting.  The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

Sincerely,

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California

April 28, 2015

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on June 22, 2015:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for 2014 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 2 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.

501 Canal Boulevard

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2015

General

The enclosed proxy card (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company”, “Sangamo” or “we”), for use at the Annual Meeting of Stockholders to be held on Monday, June 22, 2015 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804. The notices of Annual Meeting are being mailed to our stockholders on or about May 6, 2015.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice of Annual Meeting (the “Notice”) and are described in more detail in this Proxy Statement (the “ Proxy Statement”). On April 24, 2015, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 69,582,797 shares of Sangamo’s common stock, par value $0.01, were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors. All votes will be tabulated by the Inspector of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum and Broker Non-Votes

Holders of majority in number of the outstanding and issued shares of our common stock entitled to vote at the Annual Meeting on the record date must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than majority of the outstanding and issued shares of our common stock as of the record date, the Annual Meeting may be adjourned without stockholder vote to a subsequent date for the purpose of obtaining a quorum.

Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions are not permitted to vote on a discretionary basis. One matter to be submitted to stockholder approval at the Annual Meeting, the ratification of the appointment of Ernst & Young LLP (Proposal No. 3), is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the share, and therefore no broker non-votes exist for this proposal.   The other two matters, Proposal No. 1 and Proposal No. 2, are considered “non-routine matters,” therefore broker non-votes may occur if the beneficial owners do not provide voting instructions to the brokerage firms or other financial institutions.

Votes Required for Each Proposal

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is described below:

Proposal  No. 1 — Election of directors. Each director will be elected by the majority of votes cast with respect to such director.   Our Amended and Restated Bylaws (the “Bylaws”) provides that any incumbent director who does not receive the required majority votes at the Annual Meeting will promptly tender his or her resignation to the Board, and the Board, after considering the recommendation of the Nomination and Corporate Governance Committee regarding such resignation, shall determine whether to accept or reject the resignation.  For a more detailed description of the majority voting process, see Proposal No. 1: Election of Directors--General  below. Abstention and broker non-votes will have no effect in Proposal No. 1.

Proposal No. 2 — To approve the amendment and restatement of our 2013 Plan to, among other things, increase the number of shares of our common stock reserved for issuance under the 2013 Plan as described below. The affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting is required to approve Proposal No. 2.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Proposal No. 3 — Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal. We do not expect broker non-votes in Proposal No. 3.

Recommendations of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the proposals described in this Proxy Statement and their recommendations for each proposal are set forth below:

Proposal		Recommendation of the Board of Directors

1	Election of Directors	FOR all Nominees

2	To approve the amendment and restatement of our 2013 Plan	FOR

3	Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the year ending December 31, 2015	FOR

Voting by Mail, via the Internet or by Telephone

You may vote by mailing a completed proxy card, by telephone or over the Internet. Should you receive more than one proxy card because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted.

Registered Holders

If your shares are registered in your own name as a registered holder, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the proxy card attached to this Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a registered holder and you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

Beneficial Owners

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage firm for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers, employees or agents of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2016 must be received no later than January 9, 2016, in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2016 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to March 24, 2016.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

At the Annual Meeting, eight (8) directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director.  The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

In June 2014 the Company amended its bylaws (as amended, the “Bylaws”) to provide a majority voting standard for the election of directors in uncontested elections.  The election of directors at the Annual Meeting is uncontested, therefore under the Bylaws, each of the eight (8) nominees set forth in this Proxy Statement will be elected by the majority of the votes cast with respect to such nominee.   If an incumbent director does not receive the required majority vote, the director shall promptly tender his or her resignation to the Board. Within ninety (90) days after the Annual Meeting, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation. The Board will act by taking into account such committee’s recommendation. If the Board does not accept the resignation, the Board is required to publicly disclose its decision and the rationale behind the decision.  For more details about the majority voting standard, see the Bylaws that were filed as an exhibit to the Company’s Form 8-K filed on June 19, 2014.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2016

Edward O. Lanphier II, age 58, the founder of Sangamo BioSciences, Inc., has served as our President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over 30 years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986, he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute, the board of directors and as Chairman of the Alliance for Regenerative Medicine, the board of trustees for The Buck Institute for Research on Aging and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College. Mr. Lanphier brings extensive experience in executive management of biotechnology companies focused on the therapeutic development of biologics. In addition, Mr. Lanphier’s day-to-day leadership and intimate knowledge of Sangamo’s business and operations, as well as Sangamo’s relationships with partners, collaborators and investors, provide the Board with an in-depth understanding of the Company.

Paul B. Cleveland, age 58, has served as a member of our Board of Directors since November 2008. Since June 2014 Mr. Cleveland has served as President and Chief Financial Officer of Celladon Corporation, an AAV cardiovascular gene therapy company.  From February 2013 to August 2013, he was Executive Vice President, Corporate Strategy and Chief Financial Officer of Aragon Pharmaceuticals, a private biotechnology company focused on the development of small-molecule drugs for the treatment of hormone-dependent cancers. From April 2011 through February 2013, he served as General Partner and Chief Operating Officer of Mohr Davidow Ventures. From January 2006 through February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company. From April 2004 to December 2005, he served as a Managing Director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, he served as a Managing Director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, he was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP, a law firm, and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland received a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis. Mr. Cleveland brings extensive experience in the areas of finance, investment banking and corporate and securities law to our Board. His experience as the President and Chief Financial Officer of a biotechnology company also provides additional insight to the Board on the operational, financial issues and best practices of such companies.

Stephen G. Dilly, M.B.B.S., Ph.D., age 55, has served as a member of our Board of Directors since March 2010. Since May 2014 Dr. Dilly has served as Chief Executive Officer and a member of the board of directors of Allergen Research Corporation, a biotechnology company developing treatments for food allergies.  From January 2012 to December 2012, he was Chief Executive Officer of PhotoThera, Inc., a medical device company. From 2006 to December 2011, he served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he served as a member of the board of directors of Avigen, Inc., a biopharmaceutical company which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various management positions at Genentech, Inc., including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. In 1982 Dr. Dilly received an M.B.B.S., the equivalent of an M.D. in the U.S., from the University of London in the U.K. and a Ph.D. in cardiac physiology from University of London in 1988. Dr. Dilly brings medical expertise and significant drug development experience to our Board. Dr. Dilly’s extensive experience in all stages of drug development, from project prioritization through clinical trial design and data analysis to product launch, provides the Board with valuable insight into this process as the Company continues to advance and develop our ZFP Therapeutic pipeline.

John W. Larson, age 79, has served as a member of our Board of Directors since January 1996. From February 2003 to December 2009, Mr. Larson served as a partner at the law firm of Morgan, Lewis & Bockius LLP. From 1969 to January 2003, Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of directors of Needham Funds and WageWorks, Inc. and other organizations. Mr. Larson received a L.L.B. and a B.A., with distinction, in economics, from Stanford University. Mr. Larson’s extensive legal career and business background and his experience on the boards of numerous public and private companies provides the Board with substantial expertise in corporate governance and risk management, securities law and corporate finance transactions.

Steven J. Mento, Ph.D., age 63, has served as a member of our Board of Directors since May 2005. Since July 2005 Dr. Mento has served as President and Chief Executive Officer of Conatus Pharmaceuticals Inc., a biotechnology company engaged in the development of human therapy for liver disease. From 1997 to 2005, he was President and Chief Executive Officer of Idun Pharmaceuticals. From 1992 to 1997, Dr. Mento was an executive officer at Viagene, Inc.  In January of 1992 he joined Viagene, Inc. as Vice President of Research and Development, where he was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company, the last one being the Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company.  Dr. Mento currently serves on the boards of BIOCOM, the BIOCOM Institute and the Biotechnology Industry Organization (BIO), as well as a member of the BIO ECS Governing Body, the BIO Health Section Governing Body, the Donald P. Shiley BioScience Center at SDSU Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento received a B.A., M.S., and a Ph.D. in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento’s technical background and extensive operational experience in the early stages of the development of biologic drugs provide the Board with expertise in the management and development of our novel ZFP Therapeutic platform.

H. Stewart Parker, age 59, has been a member of our Board of Directors since June 2014. Ms. Parker has over 30 years of experience in the biotechnology industry. She served as the Chief Executive Officer of The Infectious Disease Research Institute (IDRI), a not-for-profit global health Research institute from March 2011 to December 2013. In 1992 Ms. Parker founded Targeted Genetics Corporation, a publicly traded Seattle-based biopharmaceutical company formed to develop gene-based treatments for acquired and inherited diseases that became a world leader in AAV gene therapy. She held the position of President and Chief Executive Officer and was a member of its board of directors from the company's inception until November 2008. Prior to founding Targeted Genetics, Ms. Parker served in various capacities at Immunex from August 1981 through December 1991, most recently as Vice President, Corporate Development. From February 1991 to January 1993, Ms. Parker served as President and a Director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products. She has served on the board of directors and the executive committee of BIO, the primary trade organization for the biotechnology industry. She currently serves as a member of the board of directors for several for-profit companies including C3 Jian Inc, Oncogenex Technologies Inc. and Nexgenia and on the advisory boards of the University of Washington Foundation and College of Arts & Sciences. Ms. Parker received her B.A. and M.B.A. from the University of Washington. Ms. Parker's senior executive experience in AAV gene therapy and biotechnology drug development provides valuable operational, commercial assessment and management skills to the Board.

Saira Ramasastry, age 39, has served as a member of our Board of Directors since June 2012. Since April 2009 she has served as Managing Partner of Life Sciences Advisory, LLC, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life science industry. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions (M&A), strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the M&A group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, the board of directors of Pain Therapeutics, Inc. and lead business advisor for the European Prevention of Alzheimer’s Dementia (“EPAD”) consortium. Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University, as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the Cambridge Judge Business School Advisory Council. Ms. Ramasastry’s extensive experience in global healthcare investment banking and strategic advisory consulting provides valuable financial, commercial assessment and business development skills to the Board and her thorough understanding of the Company’s technology and programs provides the Board with valuable insight in the development of our novel ZFP Therapeutic platform.

William R. Ringo, age 69, has served as Chairman of our Board of Directors since April 2010. From April 2008 until his retirement in April 2010, Mr. Ringo was Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm focused on developing human antibodies as agents to treat cancer and other serious diseases. At Abgenix, he led efforts to transform the organization into a more focused product company by strengthening the senior management team and enhancing an existing partnership with Amgen, which acquired Abgenix in 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. From 2001 to 2007, he served on various boards of directors, including Encysive Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc. and InterMune, Inc. where he was the non-executive chairman of the board of directors after serving as interim Chief Executive Officer from June to September 2003. Mr. Ringo served on the board of directors of Onyx Pharmaceuticals, Inc. from 2011 to 2013. He also serves on the board of directors of BioCrossroads, a public-private collaboration of corporate, university, government and entrepreneurial leaders that supports Indiana’s life sciences research and corporate strengths in life sciences while encouraging business development in the region. Mr. Ringo is a senior advisor to Barclays Healthcare Group and a strategic advisor to Sofinnova Ventures. Since February 2014 he has served on the board of directors of Assembly Biosciences, Inc., Immune Design, Dermira, Inc.   and Mirati Therapeutics. Since August 2014, he has served on the board of directors of Five Prime Therapeutics.  He received a B.S. in business administration and an M.B.A. from the University of Dayton. Mr. Ringo’s extensive senior executive experience in both biotechnology and pharmaceutical companies provides valuable operational, commercial assessment, corporate leadership and management skills to the Board.

Board Independence

The Board of Directors has determined that each of its current and nominated directors is independent under applicable listing standard of NASDAQ Stock Market LLC (“NASDAQ”), except for Mr. Lanphier, who is the Chief Executive Officer of the Company.

Board Committees and Meetings

The Board of Directors held four meetings and acted twice by unanimous written consents in lieu of a meeting during 2014. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Clinical Review Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2014.

Audit Committee

The Audit Committee currently consists of three directors: Mr. Cleveland, Ms. Parker and Ms. Ramasastry.   In June 2014 Ms. Parker was appointed to serve on the Audit Committee and she replaced Dr. Dilly and Dr. Mento, who served as members of the Audit Committee prior to her appointment.  Our Board of Directors has determined that each member of the Audit Committee is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission (“SEC”) rules. Mr. Cleveland serves as the Chairman of this committee. The Board of Directors has determined that Mr. Cleveland is an “audit committee financial expert” as defined under SEC rules and has the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held four meetings and executed one unanimous written consent in lieu of a meeting during 2014.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with, and evaluates the performance of, the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee Report is included herein on page 46. The Audit Committee has a written charter which is available on our website at www.sangamo.com.

Compensation Committee

The Compensation Committee currently consists of three directors: Dr. Mento, Mr. Larson and Mr. Ringo, each of whom is independent under applicable listing standard of NASDAQ and SEC rules. Dr. Mento serves as the Chairman of this committee.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance; and (v) reviewing and monitoring management development and succession plans and activities.

The Compensation Committee is authorized to engage, oversee and terminate independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Radford, an Aon Hewitt Company (“Radford”), in order to (i) assess compensation levels and mix of elements for the Company’s executive officers and vice presidents for 2014, (ii) review the peer group companies selected in 2013 and recommend any changes to that list, (iii) advise the committee on executive compensation and governance trends based on peer group trends and market practices, and (iv) advise on the adoption of the 2013 equity incentive plan.   In December 2014 the Compensation Committee again retained the services of Radford in connection with the amendment and restatement of the Company’s 2013 Stock Incentive Plan.

The Compensation Committee held six meetings and acted by unanimous written consent in lieu of a meeting one time during 2014. The Compensation Committee has a written charter, which is available on our website at www.sangamo.com.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of three directors: Mr. Larson, Mr. Cleveland and Mr. Ringo, each of whom is independent under applicable listing standard of NASDAQ. Mr. Larson serves as the Chairman of this committee. The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles and policies applicable to the Company.

The Nominating and Corporate Governance Committee acted twice by unanimous written consent in lieu of a meeting during 2014. The Nominating and Corporate Governance Committee has a written charter which is available on our website at www.sangamo.com. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial or other expertise. While the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors or senior management, executive recruiting firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo BioSciences, Inc.

501 Canal Boulevard

Richmond, CA 94804

In evaluating such recommendations, the Nominating and Corporate Governance Committee applies the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Clinical Review Committee

The Clinical Review Committee was established in September 2010 for the purpose of overseeing the ongoing and proposed human clinical trials of the Company. The Clinical Review Committee meets from time to time and its responsibilities include monitoring patient recruitment, clinical monitoring, data analysis, clinical data distribution and the review of study protocols. The Clinical Review Committee currently consists of three directors: Dr. Dilly, Dr. Mento and Mr. Lanphier. Dr. Dilly serves as the Chairman of this committee.

Leadership Structure of the Board

Under our Bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently two individuals serve these two positions. Mr. William Ringo serves as the Chairman of the Board. The Chairman is responsible for chairing Board meetings and meetings of stockholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, our Chief Executive Officer, Mr. Edward Lanphier, also serves as a director of our Board. The Board believes that Mr. Lanphier’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experiences and knowledge of the day-to-day management of all aspects of our operations.

Of the eight directors on our board, seven directors, including our Chairman of the Board, are independent under applicable NASDAQ corporate governance rules. The Board believes that this establishes a strong independent board that provides effective oversight of the Company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions without the presence of Mr. Lanphier or any other members of management. We believe that our leadership structure of the Board is appropriate given the nature and size our businesses as it provides both effective independent oversight and expertise in the complexity and management of our operations as a life sciences company.

Oversight of Risk Management by the Board

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to Company activities and has determined that the Company’s principal source of risk falls into two categories, financial and product development and testing. The Audit Committee oversees management of financial risks. Our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our lead therapeutic development programs and other preclinical programs as well as financial and strategic risk related to our Company’s operations. In addition, the Board of Directors established the Clinical Review Committee in September 2010, which is responsible for, among other things, monitoring and reviewing risks associated with conducting clinical trials for our human therapeutic programs.

In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees, including executives, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Three directors attended the 2014 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at www.sangamo.com in the Investors & Media Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sangamo.com, in the Investors & Media section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2) (3) (4)	Total ($)
Paul B. Cleveland.	57,000	—	80,810	137,810
Stephen G. Dilly, M.B.B.S., PhD.	56,250	—	80,810	137,060
John W. Larson	50,000	—	80,810	130,810
Steven J. Mento, Ph.D.	56,250	—	80,810	137,060
H. Stewart Parker.	28,125	—	476,040	504,165
Saira Ramasastry.	47,500	—	80,810	128,310
William R. Ringo	85,750	—	80,810	166,560

(1)

Consists of the annual retainer fee for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)

Pursuant to the Automatic Grant Program in effect under the Company’s 2013 Stock Incentive Plan, Mr. Cleveland, Dr. Dilly, Mr. Larson, Dr. Mento, Ms. Ramasastry and Mr. Ringo each received an option to purchase 10,000 shares of common stock with an exercise price per share of $14.20 at the 2014 Annual Meeting, and each such option had an aggregate grant date fair value of $80,810, without adjustment for estimated forfeitures.  Ms. Parker received an option to purchase 50,000 shares of common stock with an exercise price per share of $16.73 upon her appointment to the Board at the June 2014 Board meeting and such option had an aggregate grant date fair value of $476,040 without adjustment for estimated forfeitures.

(3)

As of December 31, 2014, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Cleveland, 21,667 shares; Dr. Dilly, 90,000 shares; Mr. Larson, 35,000 shares; Dr. Mento, 60,000 shares; Ms. Parker, 50,000 shares; Ms. Ramasastry, 44,450 shares and Mr. Ringo, 65,000 shares.

(4)

The amounts represent the aggregate grant date fair value of the awards in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation — Stock Compensation. The assumptions used in the calculation of such grant date fair values are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Director Annual Retainer and Meeting Fees

Each non-employee Board member receives an annual cash retainer of $40,000, subject to pro-ration for directors who either join or leave the Board during the year. To the extent the Board meets more than ten times in any year, each member of the Board will receive, for each meeting in excess of ten, a per meeting fee of $1,000 if attended in person and $500 if attended by video or telephone conference. The Chairman of the Board receives an additional annual cash retainer of $35,000. In addition, the non-employee Board members serving as the Chairman of the Audit Committee, the Chairman of the Clinical Review Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive an additional annual cash retainer of $20,000, $20,000, $15,000 and $10,000, respectively. Each non-employee Board member serving as a member of the Audit Committee, the Clinical Review Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, other than the Chairman, receives an additional annual cash retainer of $10,000, $10,000, $7,500 and $5,000, respectively.

The Automatic Grant Program under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) provides the Compensation Committee with the ability to implement a program whereby directors are given the option to elect to convert their cash board retainer fees into RSU grants.

2013 Stock Incentive Plan

Under the Automatic Grant Program in effect under the 2013 Plan, on the date of each annual stockholders meeting, each continuing non-employee Board member who served as a director for the previous six months automatically receives an option to purchase 10,000 shares of the Company’s common stock. Each option granted under the Automatic Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the option grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of

Board service over a one-year period. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while serving as a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

Under the Automatic Grant Program in effect prior to December 11, 2014, each non-employee Board member received, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of common stock, provided such person has not previously been employed by the Company.  The shares subject to each such 50,000 share automatic option grant vested in successive equal monthly installments upon completion of each month of Board service over a three-year period, subject to the accelerated vesting as described above for each 10,000 share automatic option grant.  Effective December 11, 2014, the Compensation Committee amended the 2013 Plan in order to eliminate the 50,000 share initial option grant based on the advice of our independent compensation consultant.  The Company anticipates that when a new non-employee director is to be elected or appointed to our Board, an equity award policy will be established that outlines the size and terms of any equity award to be granted to such director, based on competitive market data available at such time.

The Automatic Grant Program provides the Compensation Committees with discretion to grant, in lieu of the option grant that would otherwise be awarded under such program, a number of shares of restricted stock or RSUs to the non-employee directors with a fair market value substantially equal to the grant date fair value of the option that would otherwise be awarded. In addition, the Automatic Grant Program provides the Compensation Committee with the ability to implement a program whereby directors are given the option to elect to convert their cash board retainer fees into RSU grants.

Pursuant to the Automatic Grant Program, on the date of the 2014 Annual Meeting Mr. Cleveland, Dr. Dilly, Mr. Larson, Dr. Mento, Ms. Ramasastry and Mr. Ringo each received an option to purchase 10,000 shares of common stock with an exercise price per share of $14.20.  On the date of Ms. Parker’s appointment to the Board, Ms. Parker received an option to purchase 50,000 shares of common stock, with an exercise price per share of $16.73.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the nominees named above.

PROPOSAL 2:

APPROVAL OF THE AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

Introduction

Our stockholders are being asked to vote on a proposal to approve the amendment and restatement of our 2013 Stock Incentive Plan (the “2013 Plan”) in order to (i) increase the number of shares of our common stock reserved for issuance over the term of the 2013 Plan by 5,300,000 shares and (ii) impose a 1-year minimum vesting requirement for awards granted under the 2013 Plan on or after the Annual Meeting date, subject to a 5% carve-out.  The amendment and restatement of our 2013 Plan also implements certain technical changes to the plan, as described below.  Our Board adopted the amended and restated 2013 Plan on March 23, 2015, subject to stockholder approval at the Annual Meeting.

Purpose of the Amendment and Restatement of the 2013 Plan

Share Reserve Increase.  Equity incentive awards play a significant role in the compensation provided to the Company’s executive officers and employees.  The Company relies on equity compensation in order to attract and retain key employees, align the interests of the Company’s executive officers with those of its stockholders and to provide its executive officers and other employees with the opportunity to accumulate retirement income.  In addition, the development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development.  It takes many years of clinical development to reduce this risk.  Like most other biotechnology companies that have not yet commercialized any pharmaceutical products, the Company has been heavily dependent on the capital markets for its cash requirements.  Given the limitations on the Company’s available cash resources, and the long-term risks associated with the Company’s achievement of its strategic objectives, the Company has historically used equity compensation to complement the amount of cash used for compensation purposes.

Despite the significance equity awards play in our compensation packages, the Company is committed to using equity incentive awards prudently and within reasonable limits.  Our historic three-year average gross burn rate, representing annual equity award grants as a percentage of total shares outstanding is 3.54%, calculated in accordance with the methodology used by Institutional Shareholder Services (ISS).  This is below the 5.99% gross burn rate limit that ISS applies to the Pharmaceutical and Biotechnology GICS industry group of the Russell 3000 for 2015 to which the Company belongs.  The 5,300,000-share increase is designed to provide flexibility for two to three years to meet our need to remain competitive in the marketplace in order to attract and retain executive talent and other key employees.  During this time we anticipate that we will continue to utilize equity incentives as an important component of our compensation program.

Implementation of Minimum Vesting Requirements.  In order to demonstrate the Company’s commitment to using equity awards as an employee retention tool, and to further align the terms of the 2013 Plan with those of our stockholders, the amended and restated plan imposes a 1-year minimum vesting requirement for awards granted under the plan on or after the Annual Meeting date, subject to a 5% carve out.  Pursuant to the carve out, 5% of the unallocated share reserve as of the Annual Meeting date, plus 5% of any shares that are added back to the share reserve following the Annual Meeting Date (pursuant to awards that expire or otherwise terminate prior to the issuance of the shares subject to those awards or pursuant to the Company’s repurchase rights under the plan) may be granted without regard to such minimum vesting requirement.  The carve out is intended to enable the Compensation Committee to exercise its fiduciary duty to fashion equity awards in a manner that is in the best interests of the Company and its stockholders, where granting equity awards with a relatively short or no vesting period is appropriate under the circumstances.

Notwithstanding the imposition of the minimum vesting requirement, the Compensation Committee will have the discretion, on the grant date of an award or thereafter, to provide for accelerated vesting of an award without regard to such minimum vesting requirement in the event of the award holder’s death, disability or involuntary termination, a change in control or hostile take-over, or to the extent such accelerated vesting is required pursuant to a contractual obligation with the award holder that was in effect prior to the Annual Meeting date.

Re-approval of Performance Criteria.  Stockholder approval of the amended and restated 2013 Plan will constitute re-approval of the numerical award limitations and performance criteria under the 2013 Plan (as described below) so that the compensation attributable to awards under the 2013 Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (the “Code”).

Change to the Automatic Grant Program. Effective December 11, 2014, the Compensation Committee amended the 2013 Plan in order to eliminate the 50,000-share option automatically granted to each non-employee director upon such director’s initial election or appointment to our Board.  The Compensation Committee approved this change based on the advice of our independent compensation consultant.  We anticipate that when a new non-employee director is to be elected or appointed to our Board, we will establish an equity award policy that outlines the size and terms of any equity award to be granted to such director based on competitive market data available at such time.  This change to the 2013 Plan is not subject to stockholder approval at the Annual Meeting.

Summary Description of 2013 Plan

The following is a summary of the principal features of the 2013 Plan, as amended and restated.  The summary, however, is not intended to be a complete description of all the terms of the 2013 Plan and is qualified in its entirety by reference to the complete text of the 2013 Plan, a copy of which is attached as Appendix 1 to this Proxy Statement.  Any of our stockholders who wish to obtain a copy of the actual plan document may do so upon written request to our Corporate Secretary at our headquarters at 501 Canal Boulevard, Richmond, California 94804.  To the extent there is a conflict between this summary and the actual terms of the 2013 Plan, the terms of the 2013 Plan will govern.

The 2013 Plan consists of three separate equity incentive programs: (i) the discretionary grant program, (ii) the stock issuance program, and (iii) the automatic grant program for non-employee members of the Board.  The principal features of each program are described later in this Proposal.

Administration.  The Compensation Committee of our Board has the exclusive authority to administer the discretionary grant and stock issuance programs with respect to awards made to our executive officers and non-employee Board members; and has authority to make awards under those programs to all other eligible individuals.

Our Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make awards under the discretionary grant and stock issuance programs to individuals other than our executive officers and non-employee Board members.  The term “plan administrator,” as used in this summary, will mean our Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2013 Plan.

The plan administrator has the limited discretion under the automatic grant program to determine whether to grant an alternative award in lieu of one or more automatic option grants under that program, with a fair market value substantially equal to the grant date fair value of the option that would otherwise be awarded, but all awards will otherwise be made in strict compliance with the express terms of that program.

Eligibility.  Officers and employees, as well as independent consultants and advisors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) are eligible to participate in the discretionary grant and stock issuance programs.  The non-employee members of our Board will also be eligible to participate in those two programs as well as the automatic grant program.  As of April 15, 2015, approximately 107 employees (including [five] executive officers) were eligible to participate in the discretionary grant and stock issuance programs, and seven non-employee Board members were eligible to participate in those programs and the automatic grant program.

Securities Subject to 2013 Plan.  If our stockholders approve the amendment and restatement of the 2013 Plan, the number of shares of our common stock which will be reserved for issuance under the 2013 Plan will increase by 5,300,000 shares, from 14,097,808 shares to 19,397,808 shares.

The number of shares of common stock reserved for issuance under the 2013 Plan shall be reduced: (i) on a 1-for-1 basis for each share of common stock subject to an option or stock appreciation right made under the discretionary grant program or subject to a stock option grant made under the automatic grant program; (ii) on a 1-for-1 basis for each share of common stock issued pursuant to a full value award made under the stock issuance and automatic grant programs prior to the plan effective date; and (iii) by a fixed ratio of 1.33 shares of common stock for each share of common stock issued pursuant to a full-value award made under the stock issuance and automatic grant programs on or after the plan effective date.

No participant in the 2013 Plan may receive in any single calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transaction: (i) option grants and stand-alone stock appreciation rights for more than 2,000,000 shares of our common stock and (ii) direct stock issuances or other stock-based awards (other than option grants and stand-alone stock appreciation rights) for more than 2,000,000 shares of our common stock.  Stockholder approval of this proposal will also constitute approval of the foregoing limitations for purposes of Code Section 162(m).  These limitations, together with the requirement that all stock options and stock appreciation rights under the discretionary grant program have an exercise price (or base price) per share equal to not less than the fair market value per share of our common stock on the grant date, are intended to satisfy the requirements imposed under Code Section 162(m) so that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the discretionary grant program or the subsequent sale of the shares purchased under those stock options will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Code Section 162(m).  In addition, one or more shares issued under the stock issuance program may also qualify as performance-based compensation that is not subject to the Code Section 162(m) limitation if the issuance of those shares is approved by our plan administrator and vesting is tied solely to the attainment of the corporate performance milestones discussed below in the summary description of that program.

The shares of common stock issuable under the 2013 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Shares subject to any outstanding options or other awards under the 2013 Plan that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the 2013 Plan.  Any unvested shares issued under the 2013 Plan that we subsequently purchase, at a price not greater than the original issue price paid per share, pursuant to our repurchase rights under the 2013 Plan will be added back to the number of shares reserved for issuance under the 2013 Plan.  Such shares will accordingly be available for subsequent issuance as follows:

•

for each share of common stock subject to such forfeited or cancelled option or stock appreciation right made under the discretionary grant program (including the options transferred from the 2004 Plan) or subject to an option grant made under the automatic grant program, one share of common stock shall become available for subsequent award and issuance under the 2013 Plan;

•

for each share of common stock subject to a forfeited or cancelled full-value award made under the stock issuance or automatic grant program prior to the plan effective date (including the full-value awards transferred from the 2004 Plan), one share shall become available for subsequent award and issuance;

•

for each share of common stock subject to a forfeited or cancelled full-value award made under the stock issuance or automatic grant program on or after the plan effective date, 1.33 shares shall become available for subsequent award and issuance; and

•

for each unvested share of common stock issued under the discretionary grant or stock issuance program for cash consideration not less than the fair market value per share of common stock on the award date and subsequently repurchased by us, at a price per share not greater than the original issue price paid per share, pursuant to our repurchase rights under the plan, one share shall become available for subsequent award and issuance under the 2013 Plan.

There are no net counting provisions in effect under the 2013 Plan.  Accordingly, the following share counting procedures apply:

•

Should the exercise price of an option be paid in shares of our common stock, then the number of shares reserved for issuance under the 2013 Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.

•

Should shares of common stock otherwise issuable under the 2013 Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the exercise, issuance or vesting of an award, then the number of shares of common stock available for issuance under the 2013 Plan will be reduced by the full number of shares issuable pursuant to that award, as calculated prior to any such share withholding.

•

Upon the exercise of any stock appreciation right granted under the 2013 Plan, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.

The maximum number of shares of our common stock that may be issued pursuant to tax-favored incentive stock options granted under the 2013 Plan is currently 14,097,808 shares.  If the amendment and restatement of the 2013 Plan is approved by our stockholders, the maximum number of shares of our common stock that may be issued pursuant to tax-favored incentive stock options granted under the 2013 Plan will be 19,397,808.

Repricing/Cash-Out Prohibition.  The plan administrator may not implement any of the following repricing/cash-out programs under the 2013 Plan without obtaining stockholder approval: (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or base price of such stock appreciation rights; (ii) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or stock appreciation rights; or (iii) cancel outstanding options or stock appreciation rights with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.

Equity Incentive Programs

The principal features of each of the three equity incentive programs under the 2013 Plan may be summarized as follows:

Discretionary Grant Program.  Under the discretionary grant program, eligible persons may be granted options to purchase shares of our common stock or stock appreciation rights tied to the value of our common stock.  The plan administrator has complete discretion to determine which eligible individuals are to receive option grants or stock appreciation rights, the time or times when those options or stock appreciation rights are to be granted, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the grant (subject to the minimum vesting restrictions described above), the maximum term for which the granted option or stock appreciation right is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date.  No granted option will have a term in excess of ten years.  The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.  However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares.  The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares.  The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part.  Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The 2013 Plan allows the issuance of two types of stock appreciation rights under the discretionary grant program:

•

Tandem stock appreciation rights provides the holders with the right to surrender their options for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Stand-alone stock appreciation rights allows the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares.  The base price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may, at the discretion of the plan administrator, be made in cash or in shares of our common stock.  All payments with respect to exercised limited stock appreciation rights will be made in cash.

Upon cessation of service with us, the holder of a stock appreciation right will have a limited period of time in which to exercise that right to the extent exercisable.  The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part.  Such discretion may be exercised at any time while the stock appreciation right remains outstanding, whether before or after the holder’s actual cessation of service.

Stock Issuance Program.  Shares may be issued under the stock issuance program subject to performance or service vesting requirements established by the plan administrator.  Shares of our common stock may also be issued under the program pursuant to RSUs which entitle the award recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the award recipient’s service with the Company.

Performance shares may also be issued under the program in accordance with the following parameters:

•

The vesting of the performance shares will be tied to the attainment of performance objectives over a specified performance period, all as established by the plan administrator at the time of the award.

•

At the end of the performance period, the plan administrator will determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

•

The performance shares which so vest will be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the plan administrator at the time the performance shares are awarded or the period selected by the participant in accordance with the applicable requirements of Code Section 409A.

•	Performance shares may be settled in cash or shares of common stock, as specified in the applicable award agreement.
•

Performance shares may also be structured so that those shares will be convertible into actual shares of the Company’s common stock in accordance with a conversion rate that varies with the level at which each applicable performance objective is in fact attained.

The plan administrator has complete discretion under the program to determine which eligible individuals are to receive awards under the stock issuance program, the time or times when those awards are to be made, the form of those awards, the number of shares subject to each such award, the vesting schedule (if any) to be in effect for the award (subject to the minimum vesting restrictions described above), the issuance schedule for the shares which vest under the award and the cash consideration (if any) payable per share.

In order for compensation attributable to one or more restricted stock issuances, RSUs or other stock-based awards under the program to qualify as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Code Section 162(m), the plan administrator has the discretionary authority to structure one or more restricted stock issuances, RSUs or other stock-based awards so that the shares of common stock subject to those awards will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified milestones in the discovery and development of the Company’s technology or of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, and (xxii) employee retention and recruiting and human resources management.  In addition, such performance goals may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business units or divisions or any parent or subsidiary.  Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned.

Stockholder approval of the amended and restated 2013 Plan will also constitute re-approval of the foregoing performance criteria for purposes of establishing the specific vesting targets for one or more awards under the 2013 Plan that are intended to qualify as performance-based compensation under Code Section 162(m).  However, not all awards made under the stock issuance program will be structured to qualify as such performance-based compensation.

The plan administrator has the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the stock issuance program (subject to the minimum vesting restrictions described above).  However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m).

Outstanding RSUs or other stock-based awards under the stock issuance program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those units or awards, if the performance goals or service requirements established for such units or awards are not attained.  The plan administrator, however, has the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding RSUs or other stock-based awards as to which the designated performance goals or service requirements are not attained (subject to the minimum vesting restrictions described above).  However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to units or awards which were intended a the time of issuance to qualify as performance-based compensation under Code Section 162(m).

Automatic Grant Program.  Under the automatic grant program, on the date of each annual stockholders meeting, each individual serving as a non-employee Board member at that time will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our Board for at least six months.

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee’s cessation of Board service.  The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the lower of the exercise price paid per share or the fair market value per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of Board service.  The shares subject to each annual 10,000-share automatic option grant made to a continuing Board member will vest in twelve successive equal monthly installments upon that individual’s completion of each month of Board service over the twelve-month period measured from the grant date.  However, the shares will immediately vest in full upon the optionee’s death or disability while a Board member or upon the occurrence of certain changes in ownership or control.

The option grants under the automatic option grant program will be taxable as non-statutory options under the Federal income tax laws.

The plan administrator has the authority to award, in lieu of one or more automatic option grants, unvested shares of common stock or RSUs which in each instance have an aggregate fair market value substantially equal to the grant-date fair value (as determined for financial reporting purposes in accordance with FASB ASC Topic 718 or any successor or other applicable standard) of the automatic option grant which such award replaces.  Any such alternative award shall be made at the same time the automatic option that it replaces would have been made, and the vesting provisions (including vesting acceleration) applicable to such award shall be substantially the same as in effect for the automatic option grant award so replaced.

The plan administrator has the authority to implement a non-employee Board member retainer fee deferral program so as to allow the non-employee directors the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into RSUs under the plan that will defer the issuance of the shares of common stock that vest under those RSUs until a specific date or event.

Prior stockholder approval of the 2013 Plan constituted pre-approval of each award granted pursuant to the provisions of the automatic grant program.

Outstanding Equity Awards

The following table sets forth, as to our named executive officers who are identified in the Summary Compensation Table which appears on page 37 and the other individuals and groups indicated, the number of shares of our common stock subject to option grants and RSU awards made under the 2013 Plan from January 1, 2014, through April 15, 2015, together with the weighted average exercise price payable per share for the option grants made during such period.

Name and Position	Number of Shares Underlying Options Granted (#)	Weighted Average Option Exercise Price Per Share($)	Number of Shares Subject to Restricted Stock Unit Awards (#)
Edward O. Lanphier II, President and Chief Executive Officer	250,000	$14.07	125,000
H. Ward Wolff, Executive Vice President and Chief Financial Officer	75,000	$14.07	37,500
Geoffrey M. Nichol, M.B., Ch.B., Executive Vice President, Research and Development	75,000	$14.07	37,500
Philip D. Gregory, D. Phil., Senior Vice President, Research and Chief Scientific Officer	75,000	$14.07	37,500
Dale G. Ando, MD, Vice President, Therapeutic Development and Chief Medical Officer	50,000	$14.07	25,000
All current executive officers as a group (5 persons)	525,000	$14.07	262,500
All current non-employee directors as a group (7 persons)	110,000	$15.35	—
All employees, excluding executive officers, as a group (102 persons)	1,152,400	$14.19	225,500

The following non-employee Board members will each receive an option grant for 10,000 shares of our common stock under the automatic grant program: Mr. Cleveland, Dr. Dilly, Mr. Larson, Dr. Mento, Ms. Parker, Ms. Ramasastry, and Mr. Ringo.  The grants will be made on the date of the Annual Meeting, and each option will have an exercise price per share equal to the closing selling price per share of our common stock on that date.

General Provisions

Vesting Acceleration.  The 2013 Plan will include the following vesting acceleration provisions:

•

Each outstanding option or stock appreciation right under the discretionary grant program will automatically accelerate in full upon a change in control, if that option or stock appreciation right is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested shares subject to the option or stock appreciation right (the excess of the fair market value of those shares over the exercise or base price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares.

•

All unvested shares outstanding under the discretionary grant and stock issuance programs will immediately vest upon a change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.  Each outstanding RSU or other stock-based award under the stock issuance program will vest as to the number of shares of our common stock subject to such unit or award upon the occurrence of a change in control, unless the unit or award is assumed by the successor corporation or otherwise continued in effect.

•

A change in control will be deemed to occur in the event (i) we are acquired by merger or asset sale, or (ii) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of our securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from us or the acquisition of outstanding securities held by one or more of our stockholders.

•

The Compensation Committee will have the discretion, on the grant date of an award or thereafter, to provide for accelerated vesting of an award without regard to the 1-year minimum vesting requirement in the event of the award holder’s death, disability or involuntary termination, a change in control or hostile take-over, or to the extent such accelerated vesting is required pursuant to a contractual obligation with the award holder that was in effect prior to the Annual Meeting date.

•

A hostile take-over will be deemed to occur if (i) there is a change in the majority of our Board as a result of one or more contested elections for Board membership, or (ii) securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are acquired pursuant to a hostile tender offer.

The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Changes in Capitalization.  In the event any change is made to the outstanding shares of our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common stock as a class without our receipt of consideration, or should the value of outstanding shares of our common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution or should there occur any merger, consolidation or other reorganization, appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the plan; (ii) the maximum number and/or class of securities that may be issued pursuant to incentive stock options granted under the plan; (iii) the maximum number and/or class of securities for which any one person may be granted common stock denominated stock options, stand-alone stock appreciation rights, direct stock issuances and other stock-based awards under the plan per calendar year; (iv) the number and/or class of securities for which grants may subsequently be made under the automatic grant program to non-employee Board members; (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding award under the discretionary grant program; (vi) the number and/or class of securities subject to each outstanding award under the stock issuance program and the cash consideration (if any) payable per share; (vii) the number and/or class of securities subject to each outstanding award under the automatic grant program; (viii) the number and/or class of securities subject to our outstanding repurchase rights under the plan and the repurchase price payable per share and (ix) the number of shares excluded from the minimum vesting requirements described above.  Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2013 Plan or the outstanding options, stock appreciation rights or other stock-based awards thereunder.

Acquisition of Other Entities.  The share reserve under the 2013 Plan may, in the plan administrator’s sole discretion, be used to the extent required by applicable tax law to fund the exercise of (i) any incentive stock options granted by a corporation or other entity which we assume in connection with our acquisition of that entity, whether by merger or asset or stock sale, or (ii) any incentive stock options granted under the 2013 Plan in substitution for those incentive stock options of the acquired entity.  We may effect the assumption or substitution even if the exercise price per share of our common stock under the assumed or substituted options will be less than the fair market value of our common stock at that time, provided the aggregate spread on each such option immediately after the assumption or substitution (the excess of the fair market value of the option shares over the aggregate exercise price payable for those shares) is not greater than the aggregate option spread immediately prior to the assumption or substitution and certain other requirement are satisfied to assure that the option holder does not receive any additional benefits as a result of the assumption or substitution.

Valuation.  The fair market value per share of our common stock on any relevant date under the 2013 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq Global Select Market.  On April 15, 2015, the fair market value per share of our common stock determined on such basis was $15.41.

Stockholder Rights and Transferability.  No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares.  The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of common stock distributed upon such exercise.  Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.  However, the plan administrator may structure one or more non-statutory options under the 2013 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order.  Standalone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full shareholder rights with respect to any shares of common stock issued to him or her under the 2013 Plan, whether or not his or her interest in those shares is vested.  A participant will not have any shareholder rights with respect to the shares of common stock subject to a RSU or other share right award until that unit or award vests and the shares of common stock are actually issued thereunder.  However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs or other share-right awards, subject to such terms and conditions as the plan administrator may deem appropriate.  In no event, however, will any dividends or dividend-equivalent units relating to awards subject to performance-vesting conditions vest or otherwise become payable prior to the time the performance conditions are attained and will accordingly be subject to cancellation and forfeiture to the same extent as the underlying award in the event those performance conditions are not attained.

RSUs and other stock-based awards under the stock issuance program are not assignable or transferable, other than by will or the laws of inheritance following the recipient’s death.  However, the plan administrator may structure one or more RSUs or other stock-based awards under such program so that those units or awards will be transferable during the recipient’s lifetime to one or more members of the recipient’s family or to a trust established for the recipient and/or one or more such family members or to the recipient’s former spouse, to the extent such transfer is in connection with the recipient’s estate plan or pursuant to a domestic relations order.

Special Tax Election.  The plan administrator may provide one or more holders of options, stock appreciation rights, vested or unvested stock issuances, RSUs or any other stock-based awards under the 2013 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the exercise of those options or stock appreciation rights, the issuance of vested shares or the vesting of unvested shares issued to them.  Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our common stock in payment of such withholding tax liability.

Deferral Programs.  One of more of the following deferral programs may be implemented under the 2013 Plan:

The plan administrator may structure one or more awards under the stock issuance or incentive bonus programs so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

The plan administrator may implement a non-employee Board member retainer fee deferral program that allows the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for that year into RSUs under the stock issuance program that defer the issuance of the shares of common stock that vest under those RSUs until a permissible date or event under Code Section 409A.

To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of the Company’s common stock, the plan administrator may authorize the share reserve under the 2013 Plan to serve as the source of any shares of common stock that become issuable under those deferred compensation arrangements.  In such event, the share reserve under the 2013 Plan will be reduced on a share-for-one share basis for each share of common stock issued under the 2013 Plan in settlement of the deferred compensation owed under those separate arrangements.

Amendment and Termination.  Our Board may amend or modify the 2013 Plan at any time, subject to any stockholder approval requirements under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our shares of common stock are at the time primarily traded.  Unless sooner terminated by our Board, the 2013 Plan will terminate on the earliest of (i) June 12, 2023, (ii) the date on which all shares available for issuance under the 2013 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options or stock appreciation rights, RSUs or other shares right awards in connection with certain changes in control or ownership.

Summary of Federal Income Tax Consequences of Options Granted under the 2013 Plan

The following is a summary of the United States Federal income taxation treatment applicable to us and the participants who receive awards under the 2013 Plan.

Option Grants.  Options granted under the 2013 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements.  The Federal income tax treatment for the two types of options differs as follows:

Incentive Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes.  The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions.  For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying.  A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares.  If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.  If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee.  Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition.  The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option.  The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.  The deduction will in general be allowed for the Company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right.  The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right.  The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards.  The recipient of unvested shares of common stock issued under the 2013 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares.  The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares.  If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest.  Subject to the deductibility limitations of Code Section 162(m), the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock award.  The deduction will in general be allowed for the Company’s taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units.  No taxable income is recognized upon receipt of RSUs.  The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the issuance date, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  Subject to the deductibility limitations of Code Section 162(m), the Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units.  No taxable income is recognized upon receipt of performance units.  The holder will recognize ordinary income in the year in which the performance units are settled.  The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  The Company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those units are settled.  That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.  No taxable income is recognized upon receipt of a dividend equivalent right award.  The holder will recognize ordinary income in the year in which a payment pursuant to such right, whether in cash, securities or other property, is made to the holder.  The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  Subject to the deductibility limitations of Code Section 162(m), the Company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder.  That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.  The Company anticipates that any compensation deemed paid by it in connection with the exercise of non-statutory options or stock appreciation rights or the disqualifying disposition of incentive stock option shares will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the one million dollar ($1,000,000) limitation per covered individual on the deductibility of the compensation paid to certain of the Company’s executive officers.  Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2013 Plan should remain deductible by the Company without limitation under Code Section 162(m).  However, any compensation deemed paid by the Company in connection with shares issued under the stock issuance program or shares or cash issued under the incentive bonus program will be subject to the $1 million limitation, unless the issuance of the shares or cash is tied to the attainment of one or more of the performance criteria described above.

Required Vote

The affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.  Should such approval not be obtained, then the 2013 Plan will not be amended and restated.  In such case, the share reserve will not be increased by 5,300,000 shares, from 14,097,808 shares to 19,397,808 shares, and the minimum 1-year vesting requirement will not be implemented.  Instead, the 2013 Plan will remain in full force and effect in accordance with its pre-existing terms.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the amended and restated 2013 Plan.

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2014, to serve in the same capacity for the year ending December 31, 2015, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of our shares of common stock present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2014 and 2013, and fees billed for other services rendered by Ernst & Young LLP during 2014 and 2013:

	2014	2013
Audit fees and expenses (1)	$805,287	$718,938
Audit - related fees	—	—
Tax fees (2)	40,000	45,000
All other fees	—	—
Total	$845,287	$763,938

(1)

Includes fees and expenses for the audit of our annual financial statements included in our Forms 10-K and the related audit of internal controls over financial reporting, review of interim financial statements included on Forms 10-Q, consultations regarding accounting and auditing matters, fees in connection with our underwritten public offering of shares of our common stock completed in March 2014 and September 2013, fees in connection with the filing of the Company’s registration statements on Form S-3 and Form S-8 and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report such approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2015. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Ernst & Young LLP in this proposal.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our named executive officers as of April 28, 2015:

Name	Age	Position
Edward O. Lanphier II	58	President, Chief Executive Officer and Director
H. Ward Wolff	66	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Geoffrey Nichol, M.B., Ch.B.	60	Executive Vice President, Research and Development
Philip D. Gregory, D. Phil.	44	Senior Vice President, Research and Chief Scientific Officer
Dale G. Ando, M.D.	61	Vice President, Therapeutic Development and Chief Medical Officer

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as our President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over thirty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen, Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute, the board of directors and as Chairman of the Alliance for Regenerative Medicine, the board of trustees for The Buck Institute for Research on Aging and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College.

H. Ward Wolff has served as our Executive Vice President and Chief Financial Officer since December 2007. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Wolff served as a member of the Company’s Board of Directors and Chairman of the Audit Committee from June 2006 through December 2007. Prior to joining the Company, Mr. Wolff served as Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc. (now ARCA biopharma, Inc.) from July 2006 to August 2007, and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse & Co., as a certified public accountant, including Senior Audit Manager. Mr. Wolff currently serves on the board of directors of Portola Pharmaceuticals, Inc. and Calithera Biosciences, Inc. Mr. Wolff received a B.A. in economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Geoffrey M. Nichol, M.B., Ch.B., has served as our Executive Vice President, Research and Development since July 2011. Dr. Nichol has over twenty years of experience in the pharmaceutical and biotechnology industries and has made contributions in all stages of the drug development process from program initiation, through all phases of clinical evaluation to product approval. He has been closely associated with the development of over 15 new drug candidates and the approval and/or launch of several marketed drugs, including Augmentin BID, Foradil® and Yervoy™. Dr. Nichol has particular expertise in development of platform technologies. From 2002 to 2010, he served as Senior Vice President of Product Development at Medarex, Inc., where he was responsible for all aspects of the clinical development of therapeutic products based on a fully-human monoclonal antibody platform. From 1996 to 2002, he held various senior management positions at Novartis Pharmaceuticals, including Vice President, U.S. Medical Affairs and Vice President and Global Head, Project Management, and in the seven years prior held management positions in drug development with SmithKline Beecham Pharmaceuticals. Most recently, Dr. Nichol served as Chief Medical Officer of Ikaria, Inc., a biotherapeutics company. Dr. Nichol earned his B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and received an M.B.A. from Warwick University in the United Kingdom.

Philip D. Gregory, D. Phil., has served as our Chief Scientific Officer since July 2009 and Senior Vice President, Research since January 2014. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001, Senior Director, Research in July 2003 and Vice President, Research in October 2005. Prior to joining the Company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. He has authored over 95 articles, reviews and book chapters in the field of gene editing and gene regulation and is an inventor in 26 of Sangamo’s patent families, which includes 19 issued US patents, 26 pending US patent applications, 31 issued foreign patents and 103 pending foreign patent applications. He has served as a member of the Scientific Advisory Board of the Keystone Symposia since December 2009. Dr. Gregory received a D. Phil. in biochemistry from the University of Oxford and a B.Sc. in microbiology from the University of Sheffield.

Dale G. Ando, M.D., has served as our Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies. From 1997 until he joined Sangamo in 2004, he was Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/II trials of chimaeric T-cell receptor products in HIV and cancer. From 1992 to 1997, Dr. Ando served as director of clinical gene therapy at Chiron Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at the UCLA Medical School in the Division of Rheumatology. He received his M.D. and internal medicine training at the University of Michigan and a B.S. in chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in rheumatology.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of our common stock as of April 15, 2015, by (i) all persons who were beneficial owners of five percent (5%) or more of our common stock based on 69,582,797 shares outstanding as of April 15, 2015, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement, and (iv) all current directors and named executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (18)
RA Capital Management, LLC (1)	7,220,209	10.4%
20 Park Plaza, Suite 1200 Boston, MA 02116
The Goldman Sachs Group, Inc. (2)	5,131,055	7.4%
200 West Street New York, NY 10282
BlackRock, Inc. (3)	4,891,466	7.0%
40 East 52 nd Street New York, NY 10022
FMR LLC (4)	4,099,975	5.9%
245 Summer Street Boston, MA 02210
Edward O. Lanphier II (5)	2,698,021	3.9%
Paul B. Cleveland (6)	21,667	*
Stephen G. Dilly, M.B.B.S., Ph.D. (7)	90,000	*
John W. Larson (8)	234,600	*
Steven J. Mento, Ph.D. (9)	82,214	*
H. Stewart Parker (10)	51,000	*
Saira Ramasastry (11)	34,450	*
William R. Ringo (12)	57,000	*
H. Ward Wolff (13)	981,516	1.4%
Geoffrey M. Nichol, M.B., Ch.B. (14)	447,730	*
Philip D. Gregory, D. Phil. (15)	312,944	*
Dale G. Ando, M.D. (16)	485,174	*
All current directors and named executive officers as a group (12 persons) (17)	5,496,316	7.9%

*	Less than one percent.
(1)

According to a Schedule 13G/A filed on February 17, 2015, RA Capital Management, LLC beneficially owns an aggregate of 7,220,209 shares of common stock. Mr. Peter Kolchinsky (the “Manager”) is the manager of RA Capital Management, LLC, which is the investment adviser and sole general partner of RA Capital Healthcare Fund, L.P. (“Fund”). RA Capital Management, LLC also serves as the investment adviser for a separately managed account and may be deemed a beneficial owner of any shares of common stock owned by such account. Each of RA Capital Management, LLC and Manager has shared power to dispose or to direct the disposition of 7,220,209 shares of common stock and shared power to vote or to direct the vote of 7,220,209 shares of common stock, and the Fund has shared power to dispose or to direct the disposition of 5,837,848 shares and shared power to vote or to direct to vote of 5,837,848 shares of common stock.

(2)

According to a Schedule 13G/A filed on February 17, 2015, each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. has shared power to vote or direct the vote of 5,131,055 shares of common stock and shared power to dispose and direct the disposition of 5,131,055 shares of common stock.

(3)

According to a Schedule 13G/A filed on January 26, 2015, BlackRock, Inc., as the parent holding company of various subsidiaries that acquired shares of our common stock, is the beneficial owner of 4,891,466 shares of common stock. BlackRock, Inc. has sole power to dispose or to direct the disposition of 4,891,466 shares of common stock and sole power to vote or to direct to vote of 4,743,838 shares of common stock.

(4)

According to a Schedule 13G filed on February 13, 2015, FMR LLC is the beneficial owner of 4,099,975 shares of common stock and has sole power to dispose and direct the disposition of 4,099,975 shares of common stock. Edward C. Johnson 3d is a Director and Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR.  As such, and through their ownership interests of FMR LLC, each of Mr. Johnson 3d and Ms. Johnson has sole power to dispose and direct the disposition of 4,099,975 shares of common stock.  Neither FMR LLC nor Mr. Johnson nor Ms. Johnson has sole power to vote or direct the voting of shares beneficially owned by them.  Select Biotechnology Portfolio is reported to have sole power to vote and direct the voting of 3,442,107 shares of common stock beneficially owned by FMR LLC,

(5)

Includes 1,512,500 shares of common stock subject to options exercisable within 60 days after April 15, 2015. Also includes 1,185,521 shares held in family trust. Excludes Restricted Stock Units (“RSUs”) covering an additional 235,000 shares of common stock that may vest and become issuable more than 60 days after April 15, 2015.

(6)	Consists of 21,667 shares issuable upon the exercise of stock options within 60 days of April 15, 2015.
(7)	Consists of 90,000 shares issuable upon the exercise of stock options within 60 days of April 15, 2015.
(8)

Includes 20,000 shares issuable upon the exercise of stock options within 60 days of April 15, 2015.  Also includes 11,260 shares of common stock held in Mr. Larson’s individual retirement account (IRA).

(9)	Includes 50,000 shares issuable upon the exercise of stock options within 60 days of April 15, 2015. Also includes 32,214 shares held in a family trust.
(10)

Includes of 50,000 shares issuable upon the exercise of stock options, of which 15,278 shares fully vest within 60 days of April 15, 2015. The remaining 34,722 shares do not vest within 60 days of April 15, 2015 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(11)

Includes 34,450 shares issuable upon the exercise of stock options, of which 33,061 shares fully vest within 60 days of April 15, 2015. The remaining 389 shares do not vest within 60 days of April 15, 2015 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(12)	Consists of 56,200 shares issuable upon the exercise of stock options within 60 days of April 15, 2015.
(13)

Includes 854,500 shares of common stock subject to options exercisable within 60 days after April 15, 2015. In addition to the shares reported as beneficially owned by Mr. Wolff in the table above, he also holds RSUs covering an additional 75,833 shares of common stock that may vest and become issuable more than 60 days after April 15, 2015.

(14)

Includes 388,750 shares of common stock subject to options exercisable within 60 days after April 15, 2015. Excludes RSUs covering an additional 79,166 shares of common stock that may vest and become issuable more than 60 days after April 15, 2015.

(15)

Includes 270,750 shares of common stock subject to options exercisable within 60 days after April 15, 2015. Excludes RSUs covering an additional 74,166 shares of common stock that may vest and become issuable more than 60 days after April 15, 2015.

(16)

Includes 441,797 shares of common stock subject to options exercisable within 60 days after April 15, 2015. Excludes RSUs covering an additional 51,999 shares of common stock that may vest and become issuable more than 60 days after April 15, 2015.

(17)

Includes 3,789,614 shares issuable upon the exercise of stock option, of which 3,754,503 shares are fully vested within 60 days of April 15, 2015. The remaining 35,111 shares do not vest within 60 days of April 15, 2015 and would be subject to repurchase upon cessation of service to the Board if exercised prior to vesting. Excludes RSUs covering an additional 516,164 shares of common stock that may vest and become issuable more than 60 days after April 15, 2015.

(18)

The percentages are calculated based on 69,582,797 shares outstanding as of April 15, 2015.  Shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 15, 2015, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis (“CD&A”) to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the senior research and clinical development executive officers named in the Summary Compensation Table which follows this discussion. We refer to these officers as our named executive officers.

Executive Summary of Compensation Principles and Decisions

The Company’s overarching compensation goal is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy in order to create a positive relationship between its compensation program and the Company’s operational performance and stockholder return, while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Company believes its compensation objective is accomplished through the following principles and processes that are followed in establishing executive compensation and by the following decisions made with respect to the 2014 compensation package for our named executive officers:

•

In order to assure that the compensation programs for the executive officers remain competitive with peer companies, accomplish the Company’s pay-for-performance objectives, and create rewards for the realization of our long-term strategic objectives, the Compensation Committee works with an independent consultant, Radford, an Aon Hewitt Company (“Radford”), to obtain the advice and market data needed to ensure that the compensation programs achieve these goals.

•

The Company’s 2014 cash incentive program provided our executive officers with a direct financial incentive in the form of a cash bonus award tied to the Company’s achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial objectives for the 2014 year, as well as individual performance objectives for Dale Ando, our Vice President, Therapeutic Development and Chief Medical Officer and Philip Gregory, our Senior Vice President, Research and Chief Scientific Officer. The Compensation Committee determined that 90% of the corporate objectives for the 2014 year were achieved, and that the individual performance objectives for Drs. Ando and Gregory were achieved at 105% and 120%, respectively.

•

Pursuant to Proposal 2, our stockholders are being asked to approve the amendment and restatement of our 2013 Stock Incentive Plan (the “2013 Plan”).  In order to demonstrate the Company’s commitment to using equity awards as an employee retention tool, and to further align the terms of the 2013 Plan with those of our stockholders, the amended and restated plan imposes a 1-year minimum vesting requirement for awards granted under the 2013 Plan on or after the Annual Meeting date, subject to a 5% carve out.  The amendment and restatement of the 2013 Plan increases the number of shares of common stock available under the plan by 5,300,000 shares, and is designed to provide flexibility for two to three years to meet our need to attract and retain executive talent and other key employees.

•

The Compensation Committee is committed to using equity incentive awards prudently and within reasonable limits.  Our historic three-year average gross burn rate, representing annual equity award grants as a percentage of total shares outstanding is 3.54%, calculated in accordance with the methodology used by Institutional Shareholder Services (ISS).  This is below the 5.99% gross burn rate limit for 2015 that ISS applies to the Pharmaceutical and Biotechnology GICS industry group of the Russell 3000 to which the Company belongs.

•

Dr. Gregory’s base salary for the 2014 year was increased by approximately 10%, in order to reflect his promotion from Vice President, Research and Chief Scientific Officer to Senior Vice President, Research and Chief Scientific Officer. The base salary increases for the other executive officers were more modest, and ranged between 0.57% and 1.56%.  Consistent with past years, each executive officer was awarded an equity compensation package consisting of stock options and RSUs.

•

The Company has entered into employment agreements with its President and Chief Executive Officer, Edward O. Lanphier, its Executive Vice President, Research and Development, Dr. Geoffrey Nichol and its Executive Vice President and Chief Financial Officer, H. Ward Wolff. These agreements provide financial protection against the potential loss of employment in designated circumstances, which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. None of our employment agreements contain a tax gross-up. The Compensation Committee has been advised by its independent compensation consultant that the benefits provided under these agreements are consistent with both peer company and broader market practices, and are fair and reasonable.

•

The Company does not offer a defined benefit pension plan, deferred compensation plan or supplemental executive retirement plan. Instead, the Company relies on equity compensation in order to attract and retain key employees, align the interests of our executive officers with those of our stockholders and to provide our executive officers and other employees with the opportunity to accumulate retirement income.

•	The Company does not offer any significant perquisites to the executive officers.

2014 Business Highlights

As discussed in this CD&A, the Compensation Committee strives to create a positive relationship between its compensation program and the Company’s operational performance and stockholder return. The Compensation Committee established the 2014 compensation program and the associated Company goals in accordance with this philosophy and recognized the following key financial and operational achievements during the 2014 year:

•

In January 2014 the Company entered into an exclusive worldwide collaboration and license agreement with Biogen Idec, Inc. focused on the development of therapeutics for hemoglobinopathies, inherited conditions that result from the abnormal structure or underproduction of hemoglobin.

•

In March 2014 the Company announced publication of clinical data from its SB-728-T program in HIV/AIDS in the New England Journal of Medicine. The data demonstrated that ZFN-modified T-cells were well tolerated when reinfused and treatment was associated with decreased viral loads (VLs) in several subjects who were taken off their antiretroviral therapy (ART) including one whose viral load became undetectable.

•	In 2014 the Company presented clinical data from its SB-728-T program at several scientific and medical conferences demonstrating long-term viral control in the absence of ART in several subjects.
•	The Company initiated and completed accrual of a Phase 2 clinical trial (SB-728-1401) in this program which is designed to provide data for the design of future pivotal studies.
•

In May 2014 the California Institute for Regenerative Medicine (CIRM) agreed to fund a $5.6 million Strategic Partnership Award to support a Phase 1 clinical trial of Sangamo's HIV/AIDS stem-cell program at the City of Hope.

•

In the fourth quarter of 2014 Investigative New Drug (IND) applications were filed with the U.S. Federal Drug Administration (FDA) for two clinical programs, in HIV/AIDS and beta-thalassemia.  The FDA reviewed and accepted both applications and the INDs are active, enabling the Company to begin Phase I clinical trials for these indications in 2015.

•

In 2014 the Company made several presentations of data at scientific meeting from its preclinical programs in Huntington’s disease (partnered with Shire International Gmbh) and indications based on its in vivo protein replacement platform (IVPRP).

•

In early 2015 the Company named its first proprietary programs based on the IVPRP, which are lysosomal storage disorders Hunter and Hurler Syndromes, and guided to filing IND applications for these programs in 2015.

•	In early 2015 the Company in-licensed mRNA delivery technology.
•

The Company concluded 2014 with $226.6 million in cash, cash equivalents, investments and interest receivable. In addition, on March 26, 2014, the Company closed an underwritten public offering in which it sold shares of its common stock at a public offering price of $22.50 per share, which resulted in aggregate net proceeds to the Company of approximately $93.8 million.

•

In 2014 five members of the Company's research and development team were named among Thomson Reuters' list of “The World’s Most Influential Scientific Minds 2014,” ranking among the top one percent of scientists most cited in their subject field.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance; and (v) reviewing and monitoring management development and succession plans and activities.

During 2014 Dr. Mento served as Chairman of the Compensation Committee, and Messrs. Larson and Ringo served as members of the Compensation Committee. The Company’s Board of Directors has determined that all of the Compensation Committee members who served during the 2014 year are “independent” directors under the NASDAQ definition of independence. Dr. Mento and Messrs. Larson and Ringo have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of engineered DNA-binding proteins for the development of novel therapeutic strategies for unmet medical needs. To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years, and involves a high degree of risk, particularly in the early stages of clinical development. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives and align the interests of our employees with those of our stockholders. The Company believes that compensation should not be based primarily on the near-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with extensive industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for the Company’s success in meeting its annual clinical development and other research and operational goals;
•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and
•	Align the interests of our executives with those of our stockholders.

Executive Compensation Determination Procedures and Policies

The Compensation Committee reviews executive compensation annually. As part of this process, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives other than himself based on the performance evaluation conducted by the executive’s manager. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In addition, for each named executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Board of Directors, together with market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

The Compensation Committee retained the services of Radford in order to (i) assess compensation levels and mix of elements for the Company’s executive officers and vice presidents for 2014, (ii) review of the peer group companies selected in 2013 and recommend any changes to that list, (iii) advise the committee on executive compensation and governance trends based on peer group trends and market practices, and (iv) advise on the adoption of the 2013 equity incentive plan. In December 2014 the Compensation Committee again retained the services of Radford in connection with the amendment and restatement of the Company’s 2013 Stock Incentive Plan.

The Compensation Committee determined that Radford was independent using certain defined criteria including (i) fees paid by Sangamo to Radford as a percentage of Radford’s total revenue; (ii) other services provided to Sangamo by Radford or Radford’s parent company Aon plc; (iii) Radford’s business or personal relationships with Compensation Committee members and executive officers; (iv) shares of Sangamo common stock owned by Radford; and (v) other potential conflicts of interest.

Comparative Analysis

For purposes of measuring the competitive positioning of our compensation packages, peer companies are generally selected by the Compensation Committee primarily using the following criteria, with a general preference for companies located in northern California: (i) publicly-held pre-commercial U.S. biotechnology companies, (ii) companies with 50 – 500 employees, and (iii) companies that fall within a specific market capitalization range of approximately one half to two times Sangamo’s market capitalization at the time of the peer evaluation. Because the biotechnology industry is a dynamic industry, the comparator group used by the Compensation Committee to measure the competitive positioning of our compensation packages is periodically updated to ensure that companies continue to meet the established criteria.

The selected comparable companies for purposes of measuring the competitive positioning of the base salary and cash incentive bonus elements of the compensation packages in 2014 were as follows:

Alnylam Pharmaceuticals, Inc.	Infinity Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	MannKind Corporation
Celldex Therapeutics, Inc.	Neurocrine Biosciences, Inc.
Cytokinetics, Inc.	Osiris Therapeutics, Inc.
Dyax Corp.	Rigel Pharmaceuticals, Inc.
Dynavax Technologies Corporation	Sarepta Therapeutics, Inc.
Exelixis, Inc.	Synta Pharmaceuticals Corp.
Geron Corporation	XenoPort, Inc.
Idenix Pharmaceuticals, Inc.	XOMA Corporation
Immunomedics, Inc.

In October 2014 the Compensation Committee, based on the recommendation of Radford, updated the comparator group to ensure that companies continue to meet the established criteria.  The selected comparable companies for purposes of measuring the competitive positioning of the equity compensation awards issued in December 2014 were as follows:

ACADIA Pharmaceuticals	Infinity Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.
Anacor Pharmaceuticals, Inc.	MannKind Corporation
bluebird bio, Inc.	Neurocrine Biosciences, Inc.
Celldex Therapeutics, Inc.	Osiris Therapeutics, Inc.
Dyax Corp.	Sarepta Therapeutics, Inc.
Dynavax Technologies Corporation	Synta Pharmaceuticals Corp.
Exelixis, Inc.	Ultragenyx Pharmaceutical, Inc.
Geron Corporation	XenoPort, Inc.
ImmunoGen, Inc.	XOMA Corporation

Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary
•	Cash Incentive Bonus
•	Equity Compensation

Base Salary

Base salary is intended to enable the Company to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year. For each of the Company’s officers, the Compensation Committee generally begins by targeting base compensation in the range of the 50th to 75th percentile of the market data derived by Radford from the comparator group. The Committee considers this positioning appropriate given the high cost of living in the San Francisco Bay Area. However, the base salary for a specific executive officer may then be targeted below or above the range based on individual performance, experience, skills and the importance of the executive’s position to the Company.

In accordance with our practice, in December 2014 the Company conducted annual performance reviews for the 2014 year for all of its employees, including named executive officers. Based on these reviews, Company performance for the 2014 year, advice from Radford and competitive data from the peer group, the Compensation Committee approved increases in annual base salaries for each of the Company’s named executive officers, effective January 1, 2014.  At that time, Dr. Gregory’s base salary was increased by approximately 10.4%, in order to reflect his promotion from Vice President, Research and Chief Scientific Officer to Senior Vice President, Research and Chief Scientific Officer.  The base salary increases for the other executive officers were modest. In general, the base salaries of those executive officers for 2014 were at or above the 75th percentile of the market data derived from the peer group.

The 2014 and 2013 base salaries were as follows:

Name	2014 Base Salary	2013 Base Salary	Percent Increase
Edward O. Lanphier II	$650,000	$640,000	1.56%
H. Ward Wolff	$405,000	$400,000	1.25%
Geoffrey M. Nichol, M.B., Ch.B.	$460,000	$453,500	1.43%
Philip D. Gregory, D. Phil.	$425,000	$385,000	10.39%
Dale G. Ando, M.D.	$440,000	$437,500	0.57%

Cash Incentive Bonus for 2014

Incentive Compensation Plan Terms and Conditions

The Compensation Committee has adopted the Sangamo BioSciences, Inc. Incentive Compensation Plan (the “Incentive Plan”) as a performance-based cash bonus program for the Company’s executive officers. The Compensation Committee has discretion under the Incentive Plan to implement one or more performance periods under the plan, each of a duration determined by the Compensation Committee. The Incentive Plan includes a list of criteria upon which performance objectives established under the Incentive Plan will be based, including both individual and Company performance objectives. For each Company and individual objective, the Compensation Committee may set differing levels of attainment. The Compensation Committee will then establish dollar levels for the bonus to which each participant may become entitled for that performance period based on the level at which the performance objectives are actually attained.

A participant will not become entitled to a bonus under the Incentive Plan for a particular performance period unless the participant remains employed by the Company through the date bonuses are paid to each participant following completion of that performance period. However, should a change in control transaction be consummated prior to the completion of a performance period, then the performance period will terminate upon the consummation of that change in control and each participant in the Incentive Plan will receive a bonus in the dollar amount previously set by the Compensation Committee at target level attainment of each performance objective; however, such bonus will be pro-rated to reflect each participant’s actual period of service from the start date of the performance period through the effective date of the change in control. The pro-rated bonus paid pursuant to the terms of the Incentive Plan will reduce the amount of any severance payable to the participant based on the participant’s target bonus pursuant to the terms of any employment agreement.

2014 Objectives and Achievement

The cash incentive program for the 2014 year under the Incentive Plan was designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key Company short-term objectives that further the attainment of the Company’s long-term objectives. The program provided each of our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial goals for the 2014 year.

Given the uncertainties involved in pharmaceutical development, the Compensation Committee’s milestones for certain clinical and research objectives have typically focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this focus is appropriate for the cash incentive program because the executive officers are already incentivized to produce successful outcomes pursuant to outstanding equity awards, as described under the heading “Equity Compensation” below. The Compensation Committee also believes that this strategy protects against the potential of short-term incentives to encourage excessive risk taking. However, in order to advance our pay-for-performance strategy, and align our cash incentive program with the interests of our stockholders, the Compensation Committee has increasingly focused our corporate objectives under the Incentive Plan on the successful achievement of milestones related to the attainment of the Company’s long-term objectives, and the creation of stockholder value. The Compensation Committee determined the relative weight of each goal under the cash incentive program based on its importance to the Company’s success.

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data from the peer group for each executive position. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to the peer companies identified by Radford. It is also designed to ensure that a portion of each executive’s cash compensation is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

For the performance period under the Incentive Plan coincident with the 2014 calendar year, the target cash bonus for our executive officers was as follows: Mr. Lanphier, 60% of base salary; Dr. Nichol, 45% of base salary; Mr. Wolff, 40% of base salary, and Drs. Ando and Gregory, 35% of base salary.

For Messrs. Lanphier and Wolff and Dr. Nichol, 100% of the target bonus was based on pre-established corporate performance objectives; for Drs. Ando and Gregory, 80% of the target bonus was based on corporate performance objectives and 20% of the target bonus was based on individual performance objectives. The Company was required to achieve a minimum of 70% of the corporate performance objectives for any bonuses to become payable. There was an opportunity for achievement of the corporate performance objective at a level above 100% in the event of exceptional performance.

If the actual level of achievement for any category of objectives was deemed to be below the target level for that category of objectives, the dollar amount of the portion of the executive officer’s bonus allocated to that category of objectives was calculated on a proportional basis between $0 and his target bonus amount. If performance exceeded the target level for that category of objectives, the dollar amount of the portion of the bonus allocated to that category of objectives was increased at the discretion of the Compensation Committee above the target bonus amount for that category of objectives to reflect the extent to which the results exceeded the target. At the time the objectives were set, we believed that the objectives, though aggressive, were achievable at the established target levels, but substantial uncertainty nevertheless existed as to the actual achievement of the objectives at the established level.

The principal individual performance objective for Dr. Ando was to achieve the development component of the Company’s performance objectives. In addition, Dr. Ando’s individual performance objectives related to implementation of organizational enhancements and expanding technical expertise in the Company’s development group and continuing to build key relationships with clinical opinion leaders. The principal individual performance objective for Dr. Gregory was to achieve the research component of the Company’s performance objectives. In addition, Dr. Gregory’s individual performance objectives related to implementation of organizational enhancements in the research group, strategic contributions to the scientific direction of the Company and support of the business development group. The maximum achievement for Drs. Ando and Gregory’s individual performance objectives was 125% of target.

The performance objectives, weighting and achievement under the program for 2014 may be summarized as follows:

Corporate Performance Objectives For 2014		Weighting	Achievement
Clinical Objectives:		10%	10% (100% of category)
•	Advance clinical trials of SB-728-T program
Research and Clinical Development Objectives:		50%	28% (56% of category)
•	Milestones related to the submission of INDs
•	Advance preclinical pipeline of ZFP Therapeutics
•	Other research and clinical development objectives
Business/Corporate Development Objectives:		15%	15% (100% of category)
•	Complete at least one ZFP Therapeutic corporate partnership
•	Evaluate, license or acquire additional technologies or synergistic products
Research Objectives:		15%	15% + 5% bonus (133% of category)
•	Advance prioritized ZFP Therapeutic research programs
•	Secure new grant funding to support preclinical programs
•	Achieve all development deliverables under the agreement with Shire and Biogen
•	Other research objectives
Finance and Organizational Objectives:		10%	10%+7% bonus (170% of category)
•	Conclude 2014 with more than $130.0 million in cash and cash equivalents, excluding cash from new corporate partnerships or financing activities
•	Other organizational objectives
Total		100%	90%

The Compensation Committee determined that the Company’s performance for the 2014 year resulted in total achievement of 90% of the weighted objectives (see table above for specific objective achievement). The Compensation Committee determined the level of achievement of the Business/Corporate Development Objectives, the Research Objectives and the Finance and Organizational Objectives, based on the results achieved by the Company in executing those objectives, as described above under the heading “2014 Business Highlights.” In addition, the Compensation Committee determined that Dr. Ando met his individual performance goals at 105% (or 21% of the 20% for that category) and that Dr. Gregory met his individual performance goals at 120% (or 24% of the 20% for that category).

The Compensation Committee retains the discretion each year to grant supplemental bonuses under the Incentive Plan to named executive officers that are above or below the established target based on the above criteria and its subjective assessment of each named executive officer’s performance.

The table below sets forth the target and actual cash incentive program awards for our named executive officers based on the Company’s performance in the 2014 year, and for Drs. Ando and Gregory, achievement of individual performance objectives:

Name	Target Award	Actual Award
Edward O. Lanphier II	$390,000	$351,000
H. Ward Wolff	$162,000	$145,800
Geoffrey M. Nichol, M.B., Ch.B.	$207,000	$186,300
Philip D. Gregory, D. Phil.	$148,750	$142,800
Dale G. Ando, M.D.	$154,000	$143,220

Equity Compensation

The Company has historically granted stock options to its executives, and to all of its employees, to provide long-term incentives that align the interests of its work force with the achievement of the Company’s long-term vision to develop and commercialize pharmaceutical products and with the interests of the Company’s stockholders. Given the time periods involved in pharmaceutical development, the Company believes that these long-term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date. Accordingly, stock options produce realizable value to the holder only if the Company’s stock price increases over the period of time that the award remains outstanding. Option grants are typically subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the grant and then monthly thereafter for the next three years.

The Compensation Committee began awarding RSUs to its executive officers and certain employees beginning in December 2011. The committee made that change for a number of reasons, including reducing the dilutive effect of the incentive equity awards made to management, making the Company’s equity compensation practices competitive with the Company’s peer group and providing additional retention incentive. Each RSU entitles the recipient to one share of our common stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other cash consideration for the issued share.

Based on the advice of Radford and its review of peer group data, for several years the Compensation Committee has generally awarded equity packages consisting of both RSU awards and stock options.  The Compensation Committee believes that an equity package utilizing both RSU awards and stock options enables the committee to balance the positive and negative attributes of each type of equity award. For example, stock options are generally considered to have a stronger pay-for-performance component since the awards result in realizable value to the executive only if the company’s stock price increases over time. For this reason, higher numbers of option shares are generally awarded by companies, increasing stockholder dilution, but also providing a greater return to the executive when the company’s stock price increases. RSUs retain value when the company’s stock price decreases, and accordingly are considered to have a stronger retention value, particularly in volatile markets. Because RSUs retain value when the stock price decreases, companies generally award smaller numbers of RSUs than they would stock options, thereby resulting in less stockholder dilution. Consistent with the awards made in past years, the equity awards in 2014 were granted with a 2:1 award ratio of stock options to RSUs. The approximate mix awarded to the executive officers in 2014 was 50% stock options and 50% RSUs.

The following equity awards were granted to our named executive officers by the Compensation Committee effective December 11, 2014:

Name	Number of Option Shares at an Exercise Price Per Share of $14.07	Number of Restricted Stock Units
Edward O. Lanphier II	250,000	125,000
H. Ward Wolff	75,000	37,500
Geoffrey M. Nichol, M.B., Ch.B.	75,000	37,500
Philip D. Gregory, D. Phil.	75,000	37,500
Dale G. Ando, M.D.	50,000	25,000

The committee generally targets equity compensation values for the Company’s officers in the range of the 50th to 75th percentile of the market data derived by Radford from the comparator group.  However, the equity award value for a specific executive officer may be targeted below or above the range based on individual performance, experience, skills and the importance of the executive’s position to the Company. As a result of the strength of our current executive team as measured against those factors, the equity award values of our executive officers were at the 75th percentile, or higher, except for the equity award value of our Chief Executive Officer, which was in the committee’s target range of the 50th to 75th percentile.

The stock options awarded in December 2014 are subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the grant and then monthly thereafter for the next three years. The RSUs awarded in December 2014 vest and the underlying shares of common stock will become issuable in three successive equal annual installments measured from the grant date. The equity awards granted to Messrs. Lanphier and Wolff and Dr. Nichol are subject to accelerated vesting in whole or in part in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.

Because our executive officers have generally retained their equity awards for significant time periods, thereby aligning the interests of our executive officers with the interests of our stockholders, we have not adopted a policy requiring our executive officers to hold their equity awards for any designated period of time.

Equity awards are granted to all employees, including executives, when they are hired, and employees are eligible for additional equity awards in connection with annual performance reviews in December of each year. New hire equity awards are generally pre-authorized and become effective on the employee’s start date, with the exercise price of any stock option grants set at the closing price of the Company’s stock on that date.

Employment Agreements

The Company has entered into an employment agreement with Messrs. Lanphier and Wolff and with Dr. Nichol. These agreements provide financial protection against the potential loss of employment in designated circumstances, which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. None of our employment agreements contain a tax gross-up. The Compensation Committee has been advised that the benefits provided under these agreements are consistent with both peer company and broader market practices, and are fair and reasonable.

A summary of the material terms of the employment agreements with Messrs. Lanphier and Wolff and with Dr. Nichol, together with a quantification of the benefits available under those agreements, may be found in the section of the Proxy Statement entitled “Employment Contracts and Change in Control Arrangements.”

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the Company’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President, Research and Development, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees. Under the terms of the Company’s Employee Stock Purchase Plan and the Internal Revenue Code, as a beneficial owner of more than 5% of the Company’s outstanding common stock, Mr. Lanphier is not eligible to participate in that plan.

Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk-Taking

As discussed above, the development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development.

The Company has sought to align equity and cash components with industry peers in order to offer compensation packages that enable us to attract and retain talented employees, including those in the Company’s executive ranks. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation.

The Company does not believe that the performance-based nature of the executive compensation program encourages excessive risk-taking by its executive officers that would threaten the economic viability of the Company. Some clinical milestones under the cash incentive program each year are generally focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this strategy protects against the potential of near-term incentives to encourage excessive risk taking. In addition, long-term equity awards tied to the value of the Company’s common stock represent a significant component of an executive officer’s total direct compensation, as evidenced by the compensation breakdown contained in the Summary Compensation Table that follows. Those awards promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long-term goals. Accordingly, the overall compensation structure is not overly-weighted toward near-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of disproportionately large near-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. The RSUs awarded to our named executive officers will not qualify as performance-based compensation. In addition, the bonuses provided to our named executive officers under the Incentive Plan and any other cash incentive programs will not qualify as performance-based compensation for purposes of Section 162(m). However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Non-performance-based compensation paid to our executive officers for 2014 exceeded the $1.0 million limit per covered officer. However, we generated a net loss for the year ended December 31, 2014 and we expect to incur net losses for the foreseeable future. In addition, as of December 31, 2014, the Company had net operating loss carryforwards for federal income tax purposes of approximately $330.9 million that will begin to expire in 2018. These loss carryforwards defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years. Accordingly, although tax deductions for some amounts that we paid to our named executive officers as compensation for 2014 were limited by section 162(m), that limitation did not result in the current payment by us of increased federal income taxes due to our net loss position as well as our net operating loss carryforwards.

Advisory Vote on Executive Compensation

At the 2014 Annual Meeting we conducted our second advisory vote on executive compensation. At such meeting, approximately 82% of the votes cast on the advisory vote proposal were in favor of our named executive officer compensation as disclosed in our proxy statement, and as a result our named executive officer compensation was approved.

The Board of Directors and Compensation Committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. Nevertheless, the Compensation Committee does make modifications periodically to our executive compensation programs to more closely align those programs with the interests of our stockholders. For example, in order to demonstrate the Company’s commitment to using equity awards as an employee retention tool, and to further align the terms of our equity compensation plan with those of our stockholders, the amended and restated plan that is the subject of Proposal 2 imposes a 1-year minimum vesting requirement for awards granted under the plan on or after the Annual Meeting date, subject to a 5% carve out. The carve out is intended to enable the Compensation Committee to exercise its fiduciary duty to fashion equity awards in a manner that is in the best interests of the Company and its stockholders, where the circumstances make the granting equity awards with a relatively short or no vesting period appropriate.  Similarly, in order to enable the Compensation Committee to exercise its fiduciary duties, the committee retains the ability to accelerate the vesting of awards in contravention of the 1-year vesting requirement in certain circumstances, as described in Proposal 2.

We have determined that our stockholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2014, 2013 and 2012 by the Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2014 year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2014 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edward O. Lanphier II,	2014	650,000	—	1,758,750	2,024,475	351,000	4,784,225
President and Chief Executive Officer	2013	640,000	—	909,000	1,283,310	480,000	3,312,310
	2012	574,225	—	973,800	946,500	290,701	2,785,226

H. Ward Wolff,	2014	405,000	—	527,625	607,343	145,800	1,685,768
Executive Vice President and Chief Financial Officer	2013	400,000	—	424,200	598,878	200,000	1,623,078
	2012	390,000	—	243,450	340,740	157,950	1,132,140

Geoffrey M. Nichol, M.B., Ch.B.,	2014	460,000	—	527,625	607,343	186,300	1,781,268
Executive Vice President, Research and Development	2013	453,500	—	424,200	598,878	255,094	1,731,672
	2012	440,000	—	297,550	416,460	178,200	1,332,210

Philip D. Gregory, D. Phil.,	2014	425,000	—	527,625	607,343	142,800	1,702,768
Senior Vice President, Research and Chief Scientific Officer	2013	385,000	—	424,200	598,878	168,438	1,576,516
	2012	350,000	—	216,400	302,880	108,150	977,430

Dale G. Ando, MD,	2014	440,000	—	351,750	404,895	143,220	1,339,865
Vice President,	2013	437,500	—	278,760	393,548	186,813	1,296,621
Therapeutic Development and Chief Medical Officer	2012	427,500	—	189,350	265,020	128,250	1,010,120

(1)	The amounts in column (c) include amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.
(2)

The amounts in column (e) reflect the aggregate grant date fair value of the RSUs awarded to the named executive for the applicable year, calculated in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation — Stock Compensation, without taking into account any estimated forfeitures. The assumptions used in the calculation of the grant date fair value of each RSU award are included in Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015.

(3)

The amounts in column (f) represent the aggregate grant date fair value of the stock option grants for each indicated year in accordance with ASC 718. The assumptions used in the calculation of the grant date fair values of each option grant are included in Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015.

(4)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2014 year under a compensation plan.

Name		Potential Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)		All Other Option Awards: Number of Securities Under- lying Options (#) (3)		Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value ($)
	Grant Date	Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)
Edward O. Lanphier II	12/11/14	273,000	390,000	—	—		—		—	—
	12/11/14	—	—	—	125,000	(4)	—		—	1,758,750
	12/11/14	—	—	—	—		250,000	(4)	14.07	2,024,475
H. Ward Wolff	12/11/14	113,400	162,000	—	—		—		—	—
	12/11/14	—	—	—	37,500	(5)	—		—	527,625
	12/11/14	—	—	—	—		75,000	(5)	14.07	607,343
Geoffrey M. Nichol, M.B., Ch. B.	12/11/14	144,900	207,000	—	—		—		—	—
	12/11/14	—	—	—	37,500	(5)	—		—	527,625
	12/11/14	—	—	—	—		75,000	(5)	14.07	607,343
Philip D. Gregory, D. Phil.	12/11/14	83,300	148,750	—	—		—		—	—
	12/11/14	—	—	—	37,500		—		—	527,625
	12/11/14	—	—	—	—		75,000		14.07	607,343
Dale G. Ando, M.D.	12/11/14	86,240	154,000	—	—		—		—	—
	12/11/14	—	—	—	25,000		—		—	351,750
	12/11/14	—	—	—	—		50,000		14.07	404,895

(1)

The Company was required to achieve a minimum of 70% of the corporate performance objectives for any bonuses to become payable. If the applicable performance goals were attained at a level between threshold and target, the potential bonus would be in a dollar amount interpolated on a straight line basis between the threshold and the indicated target bonus amount. If performance goal attainment were above the target level, then the potential bonus would be increased above the indicated target bonus amount to reflect the extent to which the target goals were exceeded as deemed appropriate by the Compensation Committee. For Drs. Ando and Gregory, 20% of the target bonus payable was conditioned on the achievement of individual performance objectives. The maximum achievement for Drs. Ando and Gregory’s individual performance objectives was 125% target, or $38,500 and $37,188, respectively.

(2)

Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level. Also reflected for Drs. Ando and Gregory is the achievement of certain individual goals at target level. For more information regarding the non-equity incentive plan, please see the section entitled “Cash Incentive Bonus for 2014” in the Company’s Compensation Discussion and Analysis.

(3)

The reported option was granted under the Company’s 2013 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: twenty-five percent of the option shares will vest and become exercisable on the one year anniversary of the option grant date and the remaining option shares will vest and become exercisable in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(4)

The reported stock option and RSU awards granted to Mr. Lanphier will immediately vest in whole or in part on an accelerated basis upon a change in control of the Company or upon the termination of his employment with the Company under certain circumstances, as described in the section below entitled “Employment Contracts and Change in Control Agreements.”

(5)

The reported stock option and RSU awards granted to Mr. Wolff and Dr. Nichol will immediately vest on an accelerated basis upon the termination of their employment with the Company in connection with a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(6)

Represents an RSU award granted under the Company’s 2013 Stock Incentive Plan. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($) (7)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Edward O. Lanphier II	—	—		—	—	125,000	(4)(2)	1,901,250
	—	250,000	(2)	14.07	12/10/2024	—		—
	—	—		—	—	50,000	(5)(2)	760,500
	37,500	112,500	(2)	12.12	12/11/2023	—		—
	—	—		—	—	60,000	(6)(2)	912,600
	125,000	125,000	(2)	5.41	12/05/2022	—		—
	300,000	—		5.70	12/08/2020	—		—
	300,000	—		5.35	12/07/2019	—		—
	350,000	—		3.45	12/10/2018	—		—
	250,000	—		13.98	12/12/2017	—		—
	200,000	—		6.82	12/13/2016	—		—
H. Ward Wolff	—	—		—	—	37,500	(4)(3)	570,375
	—	75,000	(3)	14.07	12/10/2024	—		—
	—	—		—	—	23,333	(5)(3)	354,895
	17,500	52,500	(3)	12.12	12/11/2023	—		—
	—	—		—	—	15,000	(6)(3)	228,150
	45,000	45,000	(3)	5.41	12/05/2022	—		—
	150,000	—		5.70	12/08/2020	—		—
	200,000	—		5.35	12/07/2019	—		—
	182,000	—		3.45	12/10/2018	—		—
	300,000	—		14.27	12/03/2017	—		—
Geoffrey M. Nichol, M.B., Ch.B.	—	—		—	—	37,500	(4)(3)	570,375
	—	75,000	(3)	14.07	12/10/2024	—		—
	—	—		—	—	23,333	(5)(3)	354,895
	17,500	52,500	(3)	12.12	12/11/2023	—		—
	—	—		—	—	18,333	(6)(3)	278,845
	55,000	55,000	(3)	5.41	12/05/2022	—		—
	256,250	43,750	(3)	5.94	07/11/2021	—		—
Philip D. Gregory, D. Phil.	—	—		—	—	37,500	(4)	570,375
	—	75,000		14.07	12/10/2024	—		—
	—	—		—	—	23,333	(5)	354,895
	17,500	52,500		12.12	12/11/2023	—		—
	—	—		—	—	13,333	(6)	202,795
	40,000	40,000		5.41	12/05/2022	—		—
	88,000	—		5.70	12/08/2020	—		—
	50,000	—		5.35	12/07/2019	—		—
	34,500	—		3.45	12/10/2018	—		—
	82,000	—		13.98	12/12/2017	—		—
Dale G. Ando, M.D.	—	—		—	—	25,000	(4)	380,250
	—	50,000		14.07	12/10/2024	—		—
	—	—		—	—	15,333	(5)	233,215
	11,500	34,500		12.12	12/11/2023	—		—
	—	—		—	—	11,666	(6)	177,440
	35,000	35,000		5.41	12/05/2022	—		—
	100,000	—		5.70	12/08/2020	—		—
	100,000	—		5.35	12/07/2019	—		—
	114,000	—		3.45	12/10/2018	—		—
	100,000	—		13.98	12/12/2017	—		—
	26,798	—		6.82	12/13/2016	—		—

(1)

Each of the options reported above as being wholly or partially unexercisable for the underlying shares of the Company’s common stock will vest and become exercisable for the total number of shares subject to that option at the time of grant as follows: twenty-five percent of the total number of option shares on the one year anniversary of the option grant date and the balance of the option shares in thirty-six successive equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues in the Company’s service through each applicable vesting date. Accordingly, the vesting schedule for the unexercisable options reported for each named executive officer is determined by applying such vesting schedule to the total number of shares for which each such option was granted. The table below indicates the total number of shares for which each such reported option was granted and the number of shares for which that option has been exercised prior to January 1, 2015. Each option listed below corresponds to the option in the above table that has an expiration date ten (10) years later than the grant date of the option listed below:

Name	Option Grant Date	Total Number of Option Shares on Grant Date	Number of Option Shares Exercised Before January 1, 2015
Edward O. Lanphier II	12/06/12	250,000	—
	12/12/13	150,000	—
	12/11/14	250,000	—
H. Ward Wolff	12/06/12	90,000	—
	12/12/13	70,000	—
	12/11/14	75,000	—
Geoffrey M. Nichol, M.B., Ch.B.	12/06/12	110,000	—
	12/12/13	70,000	—
	12/11/14	75,000	—
Philip D. Gregory, D. Phil.	12/06/12	80,000	—
	12/12/13	70,000	—
	12/11/14	75,000	—
Dale G. Ando, M.D.	12/06/12	70,000	—
	12/12/13	46,000	—
	12/11/14	50,000	—

(2)	Each of these awards will vest on an accelerated basis upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements”.
(3)

Each of these awards will vest on an accelerated basis upon termination of employment with the Company under certain circumstances in connection with a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements”.

(4)

Represents an RSU award granted on December 11, 2014. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

(5)

Represents an RSU award granted on December 12, 2013. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

(6)

Represents an RSU award granted on December 6, 2012. The units are structured to vest in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.

(7)	Based on the $15.21 closing price of the Company’s common stock on December 31, 2014.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers the number of shares of the Company’s common stock acquired and the value realized upon the vesting of RSU awards and on each exercise of stock options during the year ended December 31, 2014:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (2)
(a)	(b)	(c)	(d)	(e)
Edward O. Lanphier II	300,000	3,442,735	185,000	2,726,900
H. Ward Wolff	90,000	910,720	76,667	1,130,072
Geoffrey M. Nichol, M.B., Ch.B.	—	—	80,000	1,179,200
Philip D. Gregory, D. Phil.	180,000	1,610,211	58,333	859,828
Dale G. Ando, M.D.	148,202	1,453,742	52,667	776,312

(1)

Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Value realized is determined by multiplying the number of shares of common stock vested on the date of vesting by the market price of the common stock on such date.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and near-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization may have compensation comprised of all three of those components, the compensation programs are generally structured so that any near-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. For this reason, the Company does not believe that its near-term incentive compensation programs are reasonably likely to encourage excessive risk-taking by the participants in those programs. For a discussion of the primary components of the compensation for the Company’s executive officers and the Company’s risk assessment of the compensation programs for its executive officers, please see the section above entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis” including the section “Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk Taking”.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	8,905,782	(2)(3)	$8.90	(4)	2,188,604	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—
Total	8,905,782		$8.90		2,188,604

(1)	Consists of the 2013 Stock Incentive Plan (the “2013 Plan”) and the 2010 Employee Stock Purchase Plan (the “Purchase Plan”).
(2)	Includes 899,402 shares subject to RSUs that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.
(3)

Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)

The calculation does not take into account the 899,402 shares of common stock subject to outstanding RSUs. Such shares will be issued at the time the RSUs vest, without any cash consideration payable for those shares.

(5)

Consists of shares available for future issuance under the Purchase Plan and the 2013 Plan. As of December 31, 2014, 1,420,560 shares of common stock were available for issuance under the Purchase Plan, and 768,044 shares of common stock were available for issuance under the 2013 Plan. The 768,044 shares available for issuance under the 2013 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under the plan, or those shares may be issued as stock bonuses or pursuant to restricted stock awards or RSUs which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)

As of December 31, 2014, the maximum number of shares of common stock reserved for issuance under the 2013 Plan and the Purchase Plan was 14,097,808 shares and 2,100,000 shares, respectively. The number of shares of common stock reserved for issuance under the 2013 Plan is reduced: (i) on a 1-for-1 basis for each share of common stock subject to a stock option grant or stock appreciation right award, or pursuant to a full-value award made under the plan before June 12, 2013, and (ii) by a fixed ratio of 1.33 shares of common stock for each share of common stock issued pursuant to a full-value award made under the plan on or after June 12, 2013.

Employment Contracts and Change in Control Arrangements

Chief Executive Officer Employment Agreement

In June 2011 the Company entered into an amended and restated employment agreement with Edward O. Lanphier II, our President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Lanphier will receive an annual base salary and a potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, (b) Mr. Lanphier is terminated by the Company without cause, or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits, provided he timely executes a general release of claims against the Company, which becomes effective and enforceable: (i) a lump sum cash payment in an amount equal to the sum of (a) two times his annual base salary at the rate in effect on his termination date, (b) a prorated portion of Mr. Lanphier’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and his termination date, and (c) his target bonus for the year in which such termination occurs; (ii) reimbursement of his health care coverage costs under COBRA for a period of twelve months; (iii) an additional twenty-four months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to a three-year period measured from his termination date; and (iv) the Company will provide him with certain information technology services for up to a twenty-four month period. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for up to a three-year period measured from the date of the change of control or (if later), his termination date. Mr. Lanphier’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of the Company or his subsequent termination of employment.

Executive Vice President Employment Agreements

In November 2007 the Company entered into an employment agreement with H. Ward Wolff, our Executive Vice President and Chief Financial Officer, which was amended and restated in December 2008 and December 2011 in order to implement technical changes. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $375,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee.

In June 2011 the Company entered into an employment agreement with Dr. Geoffrey M. Nichol, our Executive Vice President, Research and Development. Pursuant to the terms of the Employment Agreement, Dr. Nichol’s annual base salary is set at a minimum of $425,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year. The bonus will be based upon the achievement of specific performance criteria to be established by the Compensation Committee.

Pursuant to the terms of the employment agreements with Mr. Wolff and Dr. Nichol, if the Company terminates Mr. Wolff’s or Dr. Nichol’s employment without cause, or Mr. Wolff or Dr. Nichol terminates his employment for good reason, within 12 months following a change in control and Mr. Wolff or Dr. Nichol executes a general release of all claims in favor of the Company, then Mr. Wolff or Dr. Nichol will receive the following severance benefits: (i) a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, (ii) for Mr. Wolff, reimbursement of his health care coverage costs under COBRA for up to twelve months, and for Dr. Nichol, a lump-sum cash payment in the amount of $25,000, (iii) accelerated vesting of all of his outstanding equity awards and (iv) for Mr. Wolff, a one-year period measured from his termination date to exercise any outstanding options for all the option shares, but in no event will any such option remain exercisable following the expiration of the maximum option term. If the Company terminates Mr. Wolff’s or Dr. Nichol’s employment without cause, or Mr. Wolff or Dr. Nichol terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and Mr. Wolff or Dr. Nichol executes a general release of all claims in favor of the Company, then Mr. Wolff or Dr. Nichol will receive (i) salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and (ii) for Mr. Wolff, reimbursement of his health care coverage costs under COBRA for up to twelve months, and for Dr. Nichol, a lump-sum cash payment in the amount of $25,000.

2013 Plan

The Compensation Committee of the Board of Directors, as the administrator of the 2013 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2013 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and RSUs under the Company’s 2013 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with an incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

RSUs awarded to Mr. Lanphier on December 6, 2012, December 12, 2013, and December 11, 2014, provide that in the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, or (b) Mr. Lanphier is terminated by the Company without cause Mr. Lanphier will receive an additional 24 months of service vesting credit under each outstanding RSU award, and the RSUs that vest as a result will become issuable at such time. In addition, upon a change in control of the Company all of Mr. Lanphier’s outstanding RSUs under his December 6, 2012, December 12, 2013, and December 11, 2014 award will vest in full, and will become issuable at such time.

Incentive Compensation Plan

The Company’s Incentive Compensation Plan (the “Incentive Plan”) is a performance-based cash bonus program for the Company’s executive officers. Pursuant to the terms of the Incentive Plan, should a change in control transaction be consummated prior to the completion of a performance period that has been implemented under the Incentive Plan, then the performance period will terminate upon the consummation of that change in control and each participant in the Incentive Plan will receive a bonus in the dollar amount previously set by the Compensation Committee at target level attainment of each performance objective; however such bonus will be pro-rated to reflect each participant’s actual period of service from the start date of the performance period through the effective date of the change in control. Any pro-rated bonus paid pursuant to the terms of the Incentive Plan will reduce the amount of any severance payable to the participant based on the participant’s target bonus pursuant to the terms of any employment agreement. The 2014 bonus program adopted for the 2014 year under the Incentive Plan is summarized in detail under the heading “Cash Incentive Bonus for 2014” in the Compensation Discussion and Analysis section of this Proxy Statement.

Quantification of Benefits

The charts below quantify the potential payments our executive officers would receive under various scenarios. The value attributed to the accelerated vesting of equity awards represents the intrinsic value of each stock option or RSU award vesting on an accelerated basis in connection with the identified triggering event, which is assumed to occur on December 31, 2014. The intrinsic value is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis by (ii) the amount by which the $15.21 closing selling price per share of the Company’s common stock on December 31, 2014, exceeds the exercise price or other issue price (if any) payable per vested share.

Quantification of Benefits Upon Termination in the Absence of a Change in Control

The chart below quantifies the compensation Mr. Lanphier, Mr. Wolff and Dr. Nichol would have each received had their employment terminated in the absence of a change in control of the Company but under circumstances entitling them to severance benefits under their employment agreements:

Name	Salary Continuation	Pro Rated Bonus	Other Lump- Sum Cash Payment	COBRA	Accelerated Vesting of Equity Awards	Information Technology Services
Edward O. Lanphier II	$1,300,000	$780,000	—	$27,746	$16,115,235	$40,000
H. Ward Wolff	$405,000	—	—	$27,746	—	—
Geoffrey M. Nichol, M.B.,Ch.B.	$460,000	—	$25,000	—	—	—

Quantification of Benefits Upon a Change in Control

The chart below quantifies the compensation Mr. Lanphier would have received pursuant to his employment agreement upon a change in control of the Company in which his outstanding equity awards and his employment agreement are assumed or otherwise continued in effect.

Name	Accelerated Equity
Edward O. Lanphier II	$18,685,350

The chart below quantifies the value of the accelerated equity the named executive officers are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect.

Name	Accelerated Equity
Edward O. Lanphier II	$18,685,350
H. Ward Wolff	$8,158,040
Geoffrey M. Nichol, M.B.,Ch.B.	$5,364,915
Philip D. Gregory, D. Phil.	$4,050,325
Dale G. Ando, M.D.	$5,301,520

The chart below quantifies the cash award each named executive officer would have received under the Incentive Plan for the 2014 year in connection with a change in control of the Company on the assumed date:

Name	Incentive Plan Award
Edward O. Lanphier II	$390,000
H. Ward Wolff	$162,000
Geoffrey M. Nichol, M.B., Ch.B.	$207,000
Philip D. Gregory, D. Phil.	$148,750
Dale G. Ando, M.D.	$154,000

Quantification of Benefits Upon Termination in Connection With a Change in Control

The chart below quantifies the payments Mr. Lanphier, Mr. Wolff and Dr. Nichol would each have received had their employment terminated in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements.

Name	Salary Continuation	Pro Rated Bonus (1)	Other Lump- Sum Cash Payment	Accelerated Vesting of Equity Awards	COBRA	Information Technology Services
Edward O. Lanphier II	$1,300,000	$390,000	—	$18,685,350	$27,746	$40,000
H. Ward Wolff	$405,000	—	—	$8,158,040	$27,746	—
Geoffrey M. Nichol, M.B.,Ch.B.	$460,000	—	$25,000	$5,364,915	—	—

(1)

The pro-rated bonus paid pursuant to the terms of the Incentive Plan (as quantified in the chart above) will reduce the amount of any severance payable based on the participant’s target bonus pursuant to the terms of any employment agreement. The amounts reflected in the chart reflect the payments as reduced.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.

Submitted by the Compensation
Committee of the Board of Directors

Dr. Mento
Mr. Larson
Mr. Ringo

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees,” or any successor standard.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit
Committee of the Board of Directors

Mr. Cleveland
Ms. Parker
Ms. Ramasastry

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

POLICIES AND PROCEDURES

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under SEC rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their 2014 year transactions in the common stock and their common stock holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners, except that the Company was notified by RA Capital Management, LLC (“RA Capital”) that RA Capital and its affiliates did not file in a timely manner three (3) Forms 3 and seven (7) Forms 4 reporting a total of 148 transactions.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF
SANGAMO BIOSCIENCES, INC.

Dated: April 28, 2015

Appendix A

SANGAMO BIOSCIENCES, INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

article One

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This Amended and Restated 2013 Stock Incentive Plan is intended to promote the interests of Sangamo BioSciences, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

The Plan serves as the successor to the Predecessor Plan, and no further stock option grants or stock issuances are to be made under the Predecessor Plan on or after the Plan Effective Date.  All options and other equity awards outstanding under the Predecessor Plan on the Plan Effective Date were transferred to this Plan as part of the initial share reserve hereunder and shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those options or other equity awards with respect to their acquisition of shares of Common Stock thereunder.

Capitalized terms shall have the meanings assigned to such terms herein or in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A.The Plan shall be divided into three separate equity incentive programs:

-the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

-the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units or other stock-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

-the Automatic Grant Program under which eligible non-employee Board members will automatically receive equity grants at designated intervals over their period of continued Board service.

B.The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A.The Primary Committee shall have sole and exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to Section 16 Insiders.  Administration of the Discretionary Grant and Stock Issuance Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons.  However, all awards under the Plan to non-employee Board members (other than pursuant to the Automatic Grant Program) shall be made by the Primary Committee (or subcommittee thereof).  The Primary Committee shall be comprised solely of independent directors, as determined in accordance with the governance standards established by the Stock Exchange on which the Common Stock is at the time primarily traded (the “Independent Directors”).  In addition, any awards for members of the Primary

Committee (other than pursuant to the Automatic Grant Program) must be authorized by a disinterested majority of the Independent Directors.

B.Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.  The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C.Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding options, stock appreciation rights, stock issuances or other stock-based awards thereunder as it may deem necessary or advisable.  Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant and Stock Issuance Programs under its jurisdiction or any stock option, stock appreciation right, stock issuance or other stock-based award thereunder.

D.Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee.  No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grant, stock appreciation right, stock issuance or other stock-based award thereunder under the Plan.

E.Administration of the Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any option grants, stock issuances or other stock-based award made under that program, except that the Primary Committee (or subcommittee thereof) shall have the express authority to determine whether to grant an alternative award in lieu of one or more automatic option grants in accordance with Section IV of Article Four.

IV.	ELIGIBILITY

A.The persons eligible to participate in the Discretionary Grant and Stock Issuance Programs are as follows:

(i)Employees,

(ii)non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii)consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.The Plan Administrator shall have full authority to determine, (i) with respect to the grant of options or stock appreciation rights under the Discretionary Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the time or times when the grant is to become exercisable, the vesting schedule (if any) applicable to the granted option or stock appreciation right (subject to Section VII of this Article One), the maximum term for which such option or stock appreciation right is to remain outstanding, the status of a granted option as either an Incentive Option or a Non-Statutory Option, and the form (cash or shares of Common Stock) in which a stock appreciation right is to be settled, and (ii) with respect to stock issuances or other stock-based awards under the Stock Issuance Program, which eligible persons are to receive such issuances or awards, the time or times when the issuances or awards are to be made, the number of shares subject to each such issuance or award, the vesting and issuance schedule (if any) applicable to the shares which are the subject of such issuance or award (subject to Section VII of this Article One) and the consideration (if any) for those shares and the form (cash or shares of Common Stock) in which the issuance or award is to be settled.

C.The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program and to effect stock issuances and other stock-based awards in accordance with the Stock Issuance Program.

D.The individuals who shall be eligible to participate in the Automatic Grant Program shall be limited to (i) those individuals who first become non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Corporation’s stockholders, and (ii) those individuals who continue to serve as non-employee Board members on or after the Plan Effective Date.  A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive a grant under the Automatic Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic grants under the Automatic Grant Program while he or she continues to serve as a non-employee Board member.

V.	STOCK SUBJECT TO THE PLAN

A.The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market.  The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 19,397,808 shares, subject to adjustment from time to time pursuant to the provisions of Section V.F of this Article One.  Such share reserve shall be comprised of (i) 9,697,808 shares of Common Stock subject to outstanding awards under the Predecessor Plan that were transferred to the Plan in accordance with the provisions of Section V.B of Article Five, plus (ii) an additional 9,700,000 shares of Common Stock .  The transfer of outstanding awards from the Predecessor Plan was effected as of the Plan Effective Date, and the Predecessor Plan terminated at that time.

B.The number of shares of Common Stock reserved for award and issuance under this Plan pursuant to Section V.A of this Article One shall be reduced: (i) on a 1-for-1 basis for each share of Common Stock subject to an option or stock appreciation right made under the Discretionary Grant Program or subject to a stock option grant made under the Automatic Grant Program, (ii) on a 1-for-1 basis for each share of Common Stock subject to a Full Value Award made under the Stock Issuance and Automatic Grant Programs prior to the Plan Effective Date and (iii) by a fixed ratio of 1.33 shares of Common Stock for each share of Common Stock subject to a Full Value Award made under the Stock Issuance and Automatic Grant Programs on or after the Plan Effective Date.

C.The maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options granted under the Plan shall not exceed 19,397,808.  No one person participating in the Plan may receive stock options and stand-alone stock appreciation rights for more than 2,000,000 shares of Common Stock in the aggregate per calendar year.  In addition, no one person participating in the Plan may receive stock direct stock issuances (whether vested or unvested) or stock-based awards (other than stock options and stand-alone stock appreciation rights) for more than 2,000,000 shares of Common Stock in the aggregate per calendar year.

D.Shares of Common Stock subject to outstanding options or other awards made under the Plan (including the options or other awards transferred from the Predecessor Plan) shall be available for subsequent issuance under the Plan to the extent those options or awards are forfeited or cancelled for any reason prior to the issuance of the shares of Common Stock subject to those options or awards.  Such shares shall be added back to the number of shares of Common Stock reserved for award and issuance under the Plan as follows:

1.for each share of Common Stock subject to such forfeited or cancelled option or stock appreciation right made under the Discretionary Grant Program (including the options transferred from the Predecessor Plan) or subject to an option grant made under the Automatic Grant Program, one share of Common Stock shall become available for subsequent award and issuance under the Plan,

2.for each share of Common Stock subject to a forfeited or cancelled Full Value Award made under the Stock Issuance or Automatic Grant Program prior to the Plan Effective Date (including the Full Value Awards transferred from the Predecessor Plan), one share shall become available for subsequent award and issuance,

3.for each share of Common Stock subject to a forfeited or cancelled Full Value Award made under the Stock Issuance or Automatic Grant Program on or after the Plan Effective Date, 1.33 shares shall become available for subsequent award and issuance, and

4.for each unvested share of Common Stock issued under the Discretionary Grant or Stock Issuance Program for cash consideration not less than the Fair Market Value per share of Common Stock on the award date and subsequently repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan, one share shall become available for subsequent award and issuance under the Plan.

E.Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option.  Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise.  If shares of Common Stock otherwise issuable under the

Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or settlement of an Award, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares issued, vested or settled under such Award, calculated in each instance prior to any share withholding.

F.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution or should there occur any merger, consolidation or other reorganization (including, without limitation, a Change in Control transaction), then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iii) the maximum number and/or class of securities for which any one person may be granted Common Stock denominated stock options, stand-alone stock appreciation rights, direct stock issuances and other stock-based awards under the Plan per calendar year, (iv) the number and/or class of securities for which grants may subsequently be made under the Automatic Grant Program to non-employee Board members, (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding award under the Discretionary Grant Program, (vi) the number and/or class of securities subject to each outstanding award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vii) the number and/or class of securities subject to each outstanding award under the Automatic Grant Program, (viii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share, and (ix) the number of shares excluded from the minimum vesting requirement set forth in Section VII of this Article One.  The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and outstanding options, stock appreciation rights or other stock-based awards.  The adjustments shall be final, binding and conclusive.

G.Outstanding awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

VI.	PROHIBITION ON REPRICING PROGRAMS

Except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Corporation may not, without obtaining stockholder approval:  (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or base price of such stock appreciation rights; (ii) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or stock appreciation rights; or (iii) cancel outstanding options or stock appreciation rights with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.  This Section VI is intended to govern the repricing or exchange of “underwater” options and stock appreciation rights and shall not be construed to prohibit the adjustments provided for in Section V.F of this Plan.

VII.	Vesting Restriction

Effective for awards granted on or after the Amendment Effective Date (as defined in Section V of Article Five), awards granted under this Plan shall vest over a vesting period of a least one year measured from the award grant date; provided that up to 5% of the shares of Common Stock subject to the share reserve set forth in Section V.A(ii) of this Article One as of the Amendment Effective Date, plus 5% of any shares described in Section V.A(i) of this Article One that are added back to the share reserve pursuant to Section V.D of this Article One, may be granted without regard to such minimum vesting requirement (the “Vesting Carve-Out”).  For the avoidance of doubt, each annual grant made to a non-employee Board member pursuant to Article Four, Section I.A. shall reduce the number of shares available for issuance under this Plan without regarding to the minimum vesting requirement pursuant to the Vesting Carve-Out. Notwithstanding the foregoing, the Plan Administrator shall have the discretion, on the grant date of an award or thereafter, to provide for accelerated vesting of an award without regard to such minimum vesting requirement in the event of the award holder’s death, disability or Involuntary Termination, a Change in Control or Hostile Take-Over, or to the extent such accelerated vesting is required pursuant to a contractual obligation with the award holder that was in effect prior to the Amendment Effective Date.

article Two

DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.Exercise Price.

1.The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2.The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:

(i)cash or check made payable to the Corporation,

(ii)shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,

(iii)shares of Common Stock otherwise issuable under the option but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date, or

(iv)to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option.  However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.Effect of Termination of Service.

1.The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:

(i)Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii)Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii)Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.

(iv)During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable.  No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Optionee.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.

2.The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term,

(ii)include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option, and/or

(iii)permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service, subject to Section VII of Article One.

D.Stockholder Rights.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock.  Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase.  The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.Limited Transferability of Options.  During the lifetime of the Optionee, options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death.  However, the Plan Administrator may permit an assignment, in whole or in part, during the Optionee’s lifetime, of a Non-Statutory Option, if such assignment is in connection with the Optionee’s estate plan and is to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members or is pursuant to a domestic relations order covering the option as marital property.  The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.  Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and the options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options.  Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options.  Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.Eligibility.  Incentive Options may only be granted to Employees.

B.Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C.10% Stockholder.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	STOCK APPRECIATION RIGHTS

A.Authority.  The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B.Types.  Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”), and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

C.Tandem Rights.  The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1.One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2.No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time.  If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

3.If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

D.Stand-Alone Rights.  The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:

1.One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option under this Discretionary Grant Program.  The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish.  In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date.  Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

2.The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted.  In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.  In the event outstanding Stand-alone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Stand-alone Right shall be adjusted immediately after such Change in Control so as to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time.  Appropriate adjustments to reflect such Change in Control shall also be made to the base price per share in effect under each outstanding Stand-alone Right,  provided the aggregate base price shall remain the same.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Stand-alone Rights under the Discretionary Grant Program, substitute, for the securities underlying those assumed rights, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

3.Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except if such assignment is in connection with the holder’s estate plan and is to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or pursuant to a domestic relations order covering the Stand-alone Right as marital property.  In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

4.The distribution with respect to an exercised Stand-alone Right may be made in shares of Common Stock valued at Fair Market Value on the exercise date, in cash or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

5.The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.

E.Post-Service Exercise.  The provisions governing the exercise of Tandem, and Stand-alone Stock Appreciation Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program.

F.Gross Counting.  Upon the exercise of any Tandem or Stand-alone Right under this Section III, the share reserve under Section V of Article One shall be reduced by the gross number of shares to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise.

IV.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.In the event of a Change in Control, each outstanding option or stock appreciation right under the Discretionary Grant Program shall automatically accelerate so that each such option or stock appreciation right shall, immediately prior to the effective date of that Change in Control, become exercisable as to all the shares of Common Stock at the time subject to such option or stock appreciation right and may be exercised as to any or all of those shares as fully vested shares of Common Stock.  However, an outstanding option or stock appreciation right shall not become exercisable on such an accelerated basis if and to the extent:  (i) such option or stock appreciation right is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such option or stock appreciation right is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the

Change in Control on any shares as to which the option or stock appreciation right is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares, but only if such replacement cash program would not result in the treatment of the option or stock appreciation right as an item of deferred compensation subject to Code Section 409A or (iii) the acceleration of such option or stock appreciation right is subject to other limitations imposed by the Plan Administrator at the time of the grant.  Notwithstanding the foregoing, any option or stock appreciation right outstanding under the Discretionary Grant Program on the date of such Change in Control shall be subject to cancellation and termination, without cash payment or other consideration due the award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control (or any earlier date specified in the definitive agreement for the Change in Control transaction) is less than the per share exercise or base price in effect for such option or stock appreciation right.

B.All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of a Change in Control, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C.Immediately following the consummation of the Change in Control, all outstanding options or stock appreciation rights under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D.Each option or stock appreciation right which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had those shares actually been outstanding at the time.  Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options, Stand-Alone Rights, direct stock issuances and other stock-based awards under the Plan per calendar year.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding options or stock appreciation rights under the Discretionary Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E.The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Change in Control, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those options or stock appreciation rights are to be assumed in the Change in Control transaction or otherwise continued in effect.  In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F.The Plan Administrator shall have full power and authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those options or stock appreciation rights do not otherwise fully accelerate.  In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G.The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Hostile Take-Over, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock.  In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate automatically upon the consummation of such Hostile Take-Over, and the shares subject to those terminated rights shall thereupon vest in full.  Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options or stock appreciation rights under the Discretionary Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Hostile Take-Over.

H.The portion of any Incentive Option accelerated in connection with a Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

article Three

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program, either as vested or unvested shares, through direct and immediate issuances without any intervening option grants.  Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.  Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

A.Issue Price.

1.The issue price per share shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2.Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i)cash or check made payable to the Corporation;

(ii)past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii)any other valid consideration under the Delaware General Corporation Law.

B.Transferability.  Awards and units under the Stock Issuance Program shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the recipient, such awards and/or units shall be transferable, by gift or pursuant to a domestic relations order, to a Family Member to the extent and in the manner determined by the Plan Administrator and set forth in the applicable agreement evidencing the award or units.  Notwithstanding the foregoing, the recipient of an award or units under the Stock Issuance Program may designate a beneficiary of the recipient’s award or units in the event of the recipient’s death on a beneficiary designation form provided by the Plan Administrator.

C.Vesting Provisions.

1.Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives, subject to Section VII of Article One.  The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement.  Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more stock issuances or restricted stock unit or share right awards so that the shares of Common Stock subject to those issuances or awards shall vest (or vest and become issuable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified milestones in the discovery and development of the Company’s technology or of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, and (xxii) employee retention and recruiting and human resources management.  In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned.  Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustments or exclusions for one or more of the following items: (i) asset impairments or write-downs; (ii) litigation or governmental investigation expenses and any judgments, verdicts and settlements in connection therewith; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any extraordinary or nonrecurring items; (vi) items of income, gain, loss or expense attributable to the operations of any business acquired by the Corporation or costs and expenses incurred in connection with mergers and acquisitions; (vii) items of income, gain, loss or expense attributable to one or more business operations divested by the Corporation or the gain or loss realized upon the sale of any such business the assets thereof, (viii) accruals for bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan or other bonus or incentive compensation plans of the Corporation, and (ix) the impact of foreign currency fluctuations or changes in exchange rates.

3.Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.  Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan, provided the aggregate repurchase price shall in each instance remain the same.

4.The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested.  Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares subject to any applicable vesting requirements, including (without limitation) the requirement that any dividends paid on shares subject to performance-vesting conditions shall be held in escrow by the Corporation and shall not vest or actually be paid to the award holder prior to the time those shares vest.  The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder.  However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate; provided, however, that no such dividend-equivalent units relating to restricted stock unit or share right awards subject to performance-vesting conditions shall vest or otherwise become payable prior to the time the underlying award (or portion thereof to which such dividend-equivalents units relate) vests upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying award.

5.Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares.  To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

6.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares, subject to Section VII of Article One.  Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.  Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m).

7.Outstanding share right awards or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied.  The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied, subject to Section VII of Article One.  However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards or units which were intended, at the time those awards or units were granted, to qualify as performance-based compensation under Code Section 162(m).

8.The following additional requirements shall be in effect for any performance shares awarded under this Article Three:

(i)At the end of the performance period, the Plan Administrator shall determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

(ii)The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are awarded or the period selected by the Participant in accordance with the applicable requirements of Code Section 409A.

(iii)Performance shares may be paid in (A) cash, (B) shares of Common Stock or (C) any combination of cash and shares of Common Stock, as set forth in the applicable award agreement.

(iv)Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.Each outstanding restricted stock unit or share right award assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to the award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time.

C.The Plan Administrator shall have the discretionary authority to structure one or more unvested stock issuances or one or more restricted stock unit or other share right awards under the Stock Issuance Program so that the shares of Common Stock subject to those issuances or awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.

D.The Plan Administrator shall also have the discretionary authority to structure one or more unvested stock issuances or one or more restricted stock unit or other share right awards under the Stock Issuance Program so that the shares of Common Stock subject to those issuances or awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Hostile Take-Over.

E.The Plan Administrator’s authority under Paragraphs C and D of this Section II shall also extend to any stock issuances, restricted stock units or other share right awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those issuances, units or awards pursuant to Paragraph C or D of this Section II may result in their loss of performance-based status under Code Section 162(m).

article Four

AUTOMATIC GRANT PROGRAM

I.	OPTION TERMS

A.Automatic Grants.  Option grants shall be made pursuant to the Automatic Grant Program in effect under this Plan as follows:

Annual Grants:  On the date of each annual stockholders meeting, beginning with the 2013 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted a Non-Statutory Option to purchase ten thousand (10,000) shares of Common Stock, provided that such individual has served as a non-employee Board member for a period of at least six (6) months.  There shall be no limit on the number of such annual share option grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) or who have otherwise received one or more stock option grants from the Corporation prior to the Plan Effective Date shall be eligible to receive one or more such annual option grants over their period of continued Board service.

B.Exercise Price.

1.The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2.The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Grant Program.  Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C.Option Term.  Each option shall have a maximum term of ten (10) years measured from the option grant date, subject to earlier termination following the Optionee’s cessation of Board service.

D.Exercise and Vesting of Options.  Each option shall be immediately exercisable for any or all of the option shares.  However, any unvested shares purchased under the option shall be subject to repurchase by the Corporation, at the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase, upon the Optionee’s cessation of Board service prior to vesting in those shares.  The shares subject to each annual option grant made to a non-employee Board member for his or her continued Board service shall vest, and the Corporation’s repurchase right shall lapse, in a series of twelve (12) successive equal monthly installments upon the Optionee’s completion of each month of service as a Board member over the twelve (12) month period measured from the option grant date.

E.Limited Transferability of Options.  Each option under this Article Four may be assigned in whole or in part during the Optionee’s lifetime to one or more of his or her Family Members or to a trust established exclusively for the Optionee and/or one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order.  The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.  The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Four, and the options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options.  Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

F.Termination of Board Service.  The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

(i)The Optionee (or, in the event of Optionee’s death while holding the option, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise such option.

(ii)During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Board service.

(iii)Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for any or all of those shares as fully vested shares of Common Stock.

(iv)In no event shall the option remain exercisable after the expiration of the option term.  Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.  However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

II.	CHANGE IN CONTROL/HOSTILE TAKE-OVER/HOSTILE TENDER-OFFER

A.In the event of a Change in Control while the Optionee remains a Board member, the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares.  Immediately following the consummation of the Change in Control, each automatic grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

B.In the event of a Hostile Take-Over while the Optionee remains a Board member, the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Hostile Take-Over, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares.  Each such option shall remain exercisable for such fully vested option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Tender-Offer.

C.All outstanding repurchase rights under this under this Automatic Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control or Hostile Take-Over.

D.Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control.  Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under the Automatic Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

III.	REMAINING TERMS

The remaining terms of each option granted under the Automatic Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Grant Program.

IV.	ALTERNATIVE AWARDS

A.The Plan Administrator shall have full power and authority to award, in lieu of one or more automatic option grants under this Article Four, unvested shares of Common Stock or restricted stock units which in each instance have an aggregate Fair Market Value substantially equal to the grant-date fair value (as determined for financial reporting purposes in accordance with FASB ASC Topic 781 or any successor or other applicable standard) of the automatic option grant which such award replaces.  Any such alternative award shall be made at the same time the automatic option that it replaces would have been made, and the vesting provisions (including vesting acceleration) applicable to such award shall be substantially the same as in effect for the automatic option grant award so replaced, subject in all cases to any requirements imposed under Code Section 409A.

B.The Plan Administrator shall also have full power and authority to implement a non-employee Board member retainer fee deferral program under the Plan so as to allow the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted stock units under the Stock Issuance Program that will defer the issuance of the shares of Common Stock that vest under those restricted stock units until a permissible date or event under Code Section 409A.  If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.

article Five

Miscellaneous

I.	DEFERRED COMPENSATION

A.The Plan Administrator may, in its sole discretion,  structure one or more awards under the Stock Issuance Program so that the Participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.  Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

B.To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of  any  shares of Common Stock that become payable under those deferred compensation arrangements.  In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

C.To the extent there is any ambiguity as to whether any provision of any award made under the Plan that is deemed to constitute a deferred compensation arrangement under Code Section 409A would otherwise contravene one or more requirements or limitations of such Code Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

II.	TAX WITHHOLDING

A.The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or stock appreciation rights or the issuance or vesting of shares of Common Stock under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B.The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options (other than the options granted under the Automatic Grant Program), stock appreciation rights, restricted stock units or any other share right awards pursuant to which vested shares of Common Stock are to be issued under the Plan and any or all Participants to whom vested or unvested shares of Common Stock are issued in a direct issuance under the Stock Issuance Program with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or stock appreciation rights, the issuance to them of vested shares or the subsequent vesting of unvested shares issued to them.  Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or stock appreciation right or upon the issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.  The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery:  The election to deliver to the Corporation, at the time the Non-Statutory Option or stock appreciation right is exercised,  the vested shares are issued or the unvested shares subsequently vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.  The shares of Common Stock so delivered shall neither reduce the number of shares of Common Stock authorized for issuance under the Plan nor be added to the shares of Common Stock authorized for issuance under the Plan.

III.	ASSUMPTION OR SUBSTITUTION OF OPTIONS

A.The shares of Common Stock reserved for issuance under the Plan may, in the sole discretion of the Plan Administrator, be used to fund one or more shares of Common Stock issuable upon the exercise of (i) any Code Section 422 incentive stock option originally granted by a corporation or other entity acquired by the Corporation (or any Parent or Subsidiary), whether by merger or asset or stock sale, and assumed by the Corporation in connection with that acquisition or (ii) any Incentive Option granted under this Plan in substitution for such  incentive stock option of the acquired entity.  Any such assumption or substitution of options shall not be deemed to contravene the option exercise price requirements of Section I.A  of Article Two, even if the exercise price per share of Common Stock under the assumed or substituted option is less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the date such assumption or substitution is effected, provided all of the following requirements are satisfied:

(i)The excess of the aggregate Fair Market Value of the shares of Common Stock subject to the assumed or substituted option immediately after the assumption or substitution over the aggregate exercise price in effect for those shares is not greater than the excess of the aggregate fair market value of the shares of stock subject to the option immediately prior to such assumption or substitution over the aggregate exercise price payable for those shares.

(ii)The ratio of the exercise price to the Fair Market Value per share of Common Stock subject to the assumed or substituted option immediately after such assumption or substitution is no more favorable to the Optionee than the ratio of the exercise price to the fair market value per share immediately prior to such assumption or substitution.

(iii)The assumed or substituted option does not provide the Optionee with any additional benefits the Optionee did not otherwise have under the option immediately prior to the assumption or substitution.

(iv)In the case of a substitution, the option granted by the acquired entity must be cancelled at the time of such substitution, and the Optionee must have no further rights under that cancelled option.

IV.	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

V.	EFFECTIVE DATE AND TERM OF THE PLAN

A.The Plan became effective on the Plan Effective Date.  The Plan was amended by the Board effective as of December 11, 2014 in order to eliminate the grant of initial option grants under the Automatic Grant Program.  The Plan was amended and restated effective as of March [23], 2015 to increase the number of shares of Common Stock reserved for issuance over the term of the Plan by 5,300,000 shares, from 14,097,808 shares to 19,397,808 shares, subject to approval by the Corporation’s stockholders at the 2015 Annual Meeting (the date of the Annual Meeting, the “Amendment Effective Date”).

B.The Plan serves as the successor to the Predecessor Plan, and no further option grants, restricted stock unit awards or other stock-based awards shall be made under the Predecessor Plan.  All awards outstanding under the Predecessor Plan on the Plan Effective Date were transferred to the Plan at that time and are treated as outstanding awards under the Plan.  However, each outstanding award so transferred continues to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred awards with respect to their acquisition of shares of Common Stock thereunder.  Should any of those transferred awards expire or terminate unexercised, the shares of Common Stock subject to those awards at the time of expiration or termination shall be available for subsequent award and issuance under the Plan in accordance with the provisions of Section V.E of Article One.

C.The Plan shall terminate upon the earliest to occur of (i) June 12, 2023, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding options, stock appreciation rights, restricted stock units and other share right awards in connection with a Change in Control.  Should the Plan terminate on June 12, 2023, then all option grants, stock appreciation rights,  unvested stock issuances, restricted stock units and other share right awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.

VI.	AMENDMENT OF THE PLAN

A.The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options, stock appreciation rights, unvested stock issuances or other stock-based awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.  In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded.

B.Options and stock appreciation rights may be granted under the Discretionary Grant Program and stock-based awards  may be made under the Stock Issuance Program that in each instance involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those grants or awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan sufficiently increasing the share reserve.  If stockholder approval is required and is not obtained within twelve (12) months after the date the first excess grant or award made against such contingent increase, then  any options, stock appreciation rights or other stock-based awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

C.The provisions of the Plan and the outstanding awards under the Plan shall, in the event of any ambiguity, be construed, applied and interpreted in a manner so as to ensure that all awards and Stock Issuance Agreements provided to Optionees or Participants who are subject to U.S. income taxation either qualify for an exemption from the requirements of Section 409A of the Code or comply with those requirements; provided, however, that the Corporation shall not make any representations that any awards made under the Plan will in fact be exempt from the requirements of Section 409A of the Code or otherwise comply with those requirements, and each Optionee and Participant shall accordingly be solely responsible for any taxes, penalties or other amounts that may become payable with respect to his or her awards by reason of Section 409A of the Code.

VII.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VIII.	REGULATORY APPROVALS

A.The implementation of the Plan, the granting of any stock option, stock appreciation right or other stock-based award under the Plan and the issuance of any shares of Common Stock (i) upon the exercise or vesting of any granted option, stock appreciation right or other stock-based award or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B.No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

IX.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.Annual Meeting shall mean the annual meeting of the Corporation’s shareholders.

B.Automatic Grant Program shall mean the automatic grant program in effect under Article Four of the Plan.

C.Board shall mean the Corporation’s Board of Directors.

D.Change in Control shall have the meaning assigned to such term in the award agreement for the particular award or in any other agreement incorporated by reference into the award agreement for purposes of defining such term, and in the absence of such a Change in Control definition shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets  in complete liquidation or dissolution of the Corporation, or

(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders.

E.Code shall mean the Internal Revenue Code of 1986, as amended.

F.Common Stock shall mean the Corporation’s common stock.

G.Corporation shall mean Sangamo BioSciences, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Sangamo BioSciences, Inc. which has by appropriate action assumed the Plan.

H.Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

I.Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J.Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

K.Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)If the Common Stock is at the time traded on the Nasdaq Global or Global Select Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date question, as such price is reported by the National Association of Securities Dealers for that particular Stock Exchange and published in The Wall

Street Journal.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law.

M.Full Value Award means any of the following awards made under the Stock Issuance or Automatic Grant Programs that are settled in shares of Common Stock: restricted stock awards (unless issued for cash consideration equal to the Fair Market Value of the shares of Common Stock on the award date), restricted stock unit awards, and any other awards under the Plan other than stock options and stock appreciation rights issued under the Discretionary Grant Program and Automatic Grant Program.

N.Hostile Take-Over shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i)a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii)a Hostile Tender-Offer.

O.Hostile Tender-Offer shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

P.Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

Q.Involuntary Termination shall have the meaning assigned to such term in the award agreement for the particular award or in any other agreement incorporated by reference into the award agreement for purposes of defining such term, and in the absence of such an Involuntary Termination definition shall mean the termination of the Service of any individual which occurs by reason of:

(i)such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or

(ii)such individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.

R.Misconduct shall have the meaning assigned to such term in the award agreement for the particular award or in any other agreement incorporated by reference into the award agreement for purposes of defining such term, and in the absence of such a Misconduct definition shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation

(or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

S.1934 Act shall mean the Securities Exchange Act of 1934, as amended.

T.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

U.Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Automatic Grant Program.

V.Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

W.Participant shall mean any person who is issued shares of Common Stock or restricted stock units or other stock-based awards under the Stock Issuance Program.

X.Permanent Disability or Permanently Disabled shall have the meaning assigned to such term in the award agreement for the particular award or in any other agreement incorporated by reference into the award agreement for purposes of defining such term, and in the absence of such a definition shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.  However, solely for purposes of the Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Y.Plan shall mean the Corporation’s 2013 Stock Incentive Plan, as set forth in this document.

Z.Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

AA.Plan Effective Date shall mean the June 12, 2013 date on which the Plan is approved by the stockholders at the 2013 Annual Meeting.

BB.Predecessor Plan shall mean the Corporation’s 2004 Stock Incentive Plan, as in effect immediately prior to the 2013 Annual Meeting.

CC.Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Grant and Stock Issuance Programs with respect to Section 16 Insiders.

DD.Secondary Committee shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

EE.Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

FF.Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that for a leave which exceeds ninety (90) days, Service shall be deemed, for purposes of determining the period within which any outstanding option held by the Optionee in question may be exercised as an Incentive Option, to cease on the ninety-first (91st) day of such leave, unless the right of that Optionee to return to Service following such leave is guaranteed by law or statute.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

GG.Stock Exchange shall mean the American Stock Exchange, the NASDAQ Global or Global Select Market or the New York Stock Exchange.

HH.Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

II.Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

JJ.Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

KK.10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

LL.Tender-Offer Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Tender-Offer or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Tender-Offer.  However, if the surrendered option is an Incentive Option, the Tender-Offer Price shall not exceed the clause (i) price per share.

MM.Withholding Taxes shall mean the applicable income and employment withholding taxes to which the holder of an option or stock appreciation right or shares of Common Stock under the Plan may become subject in connection with the grant or exercise of those options or stock appreciation rights or the issuance or vesting of those shares.

.   NNNNNNNNNNNN    NNNNNNNNNNNNNNN  C123456789   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.   Using a black ink pen, mark your votes with an X as shown in  this example. Please do not write outside the designated areas.  A  IMPORTANT ANNUAL MEETING INFORMATION  NNNNNNNNNMR A SAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6  ENDORSEMENT_LINE______________ SACKPACK_____________  1. To elect eight directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2016 or until their successors are duly elected and qualified:  Nominees: For Against Abstain For Against Abstain For Against Abstain  +    03 - Stephen G. Dilly,   01 - Edward O. Lanphier II   02 - Paul B. Cleveland    M.B.B.S., Ph.D.   04 - John W. Larson   05 - Steven J. Mento, Ph.D.   06 - H. Stewart Parker    07 - Saira Ramasastry   08 - William R. Ringo   For Against Abstain  For Against Abstain    3. To ratify the appointment of Ernst & Young LLP as  (the “2013 Plan”) to, among other things, increase the number of shares  2. To approve an amendment to the Company’s 2013 Stock Incentive Plan  our independent registered public accounting firm  of our common stock reserved for issuance under the 2013 Plan. for the year ending December 31, 2015.     B  Non-Voting Items  Change of Address — Please print new address below.  Meeting Attendance  Mark box to the right if  you plan to attend the  Annual Meeting.    000004    000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Electronic Voting Instructions  Available 24 hours a day, 7 days a week!   Instead of mailing your proxy, you may choose one of the voting  methods outlined below to vote your proxy.   VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.   Proxies submitted by the Internet or telephone must be received by  1:00 a.m., Central Time, on June 22, 2015.  Vote by Internet   • Go to www.envisionreports.com/SGMO  • Or scan the QR code with your smartphone  • Follow the steps outlined on the secure website  Vote by telephone   • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &  Canada on a touch tone telephone  • Follow the instructions provided by the recorded message X    Annual Meeting Proxy Card 1234 5678 9012 345  qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below  NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR  GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.     MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE   C 1234567890 J N T   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  1UP X 2316121 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND   NNNNNNN  +    022CNB

.   •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proxy — Sangamo BioSciences, Inc.    PROXY SOLICITED BY THE BOARD OF DIRECTORS  FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 22, 2015   The undersigned hereby appoints Edward O. Lanphier II and H. Ward Wolff and each of them, as proxies of the undersigned, with full power of substitution,  to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before  the 2015 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., to be held at 501 Canal Boulevard, Richmond, California 94804 on June 22, 2015  at 9:00 a.m. PDT or at any postponement or adjournment thereof.   THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS  MADE THEY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSALS 2 AND 3 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER  MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.   (SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.   CONTINUED AND TO BE SIGNED ON REVERSE SIDE